UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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JOHNSON & JOHNSON
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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Notice of Annual Meeting
and Proxy Statement

March 16, 2011

The Annual Meeting of Shareholders of Johnson & Johnson will be held on Thursday, April 28, 2011 at 10:00 a.m. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, to:

1.	Elect the Directors as named in the Proxy Statement;
2.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011;
3.	Conduct advisory votes related to executive compensation; and
4.	Transact such other business, including action on three shareholder proposals, as may properly come before the meeting, and any adjournment or postponement.

Shareholders are cordially invited to attend the meeting. If you plan to attend the meeting, please note our Admission Card procedures:

•	If you are a registered shareholder, there is a box on the proxy card that you should mark to request an Admission Card if you plan to attend.

•	If you are a registered shareholder and vote via the Internet or by telephone, there will be applicable instructions to follow when voting to indicate if you would like to receive an Admission Card.

•	If your shares are held in the name of a bank, broker or other holder of record and you plan to attend, you must request an Admission Card by writing to the Office of the Corporate Secretary, Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Evidence of your stock ownership, which you can obtain from the bank, broker or other holder of record, must accompany your letter.

If you are unable to attend the meeting, you will be able to view and listen to the meeting via the Internet. The Company will broadcast the meeting as a live webcast through the Johnson & Johnson website. The webcast will remain available for replay for three months following the meeting. Visit the Johnson & Johnson Investor Relations website at www.investor.jnj.com and click on “Webcasts & Presentations” for details.

By order of the Board of Directors,

Douglas K. Chia
               Secretary

YOU CAN VOTE IN ONE OF FOUR WAYS:

(1)	Visit the website listed on your proxy card to vote via the Internet;

(2)	Call the telephone number on your proxy card to vote by telephone;

(3)	Sign, date and return your proxy card in the enclosed envelope to vote by mail; or

(4)	Attend the meeting in person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 28, 2011: The Proxy Statement and Annual Report to Shareholders are available at www.investor.jnj.com/annual-reports.cfm.

GENERAL INFORMATION

Shareholders Entitled to Vote.  Shareholders of record of the Common Stock of the Company at the close of business on March 1, 2011, are entitled to notice of and to vote at the Annual Meeting of Shareholders and at any and all adjournments or postponements of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. On the record date there were 2,740,285,802 shares outstanding.

Each matter to be submitted to the shareholders, including the election of Directors, requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

How to Vote.  Shareholders of record (that is, shareholders who hold their shares in their own name) can vote any one of four ways:

(1) Via the Internet: Go to the website listed on your proxy card to vote via the Internet. You will need to follow the instructions on your proxy card and the website. If you vote via the Internet, you may incur telephone and Internet access charges.

(2) By Telephone: Call the telephone number on your proxy card to vote by telephone. You will need to follow the instructions on your proxy card and the voice prompts.

(3) By Mail: Sign, date and return your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

(4) In Person: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting also will be offered to shareholders owning shares through most banks and brokers.

Changing Your Vote.  You may change your vote at any time before the proxy is exercised. For shareholders of record, if you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary. If you voted via the Internet or by telephone you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless (i) you give proper written notice of revocation to the Secretary before the proxy is exercised or (ii) you vote by ballot at the meeting.

If your shares are held in street name, you must follow the specific voting directions provided to you by your bank, broker or other holder of record to change or revoke any instructions you have already provided. Alternatively, obtain a proxy from your bank, broker or other holder of record and bring it with you to hand in with a ballot in order to be able to vote your shares at the meeting.

Effect of Not Casting Your Vote.  If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of Directors (Item 1 of this Proxy Statement). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of Directors, your bank or broker was allowed to vote those shares on your behalf in the election of

Directors, as they felt appropriate. Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of Directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of Directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2 of this Proxy Statement). They will not have discretion to vote uninstructed shares on advisory votes related to executive compensation (Items 3 and 4 of this Proxy Statement) or shareholder proposals (Items 5, 6, 7 and 8 of this Proxy Statement). If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Proxy Solicitation.  The accompanying proxy is solicited by the Board of Directors of the Company. This Proxy Statement is being mailed to the shareholders on or about March 16, 2011 concurrently with the mailing of the Company’s 2010 Annual Report to Shareholders. In addition to this solicitation by mail, several regular employees of the Company may solicit proxies in person or by telephone. The Company has also retained the firm of Georgeson Inc. to aid in the solicitation of brokers, banks and institutional and other shareholders for a fee of approximately $15,500, plus reimbursement of expenses. All costs of the solicitation of proxies will be borne by the Company. On the accompanying proxy, a shareholder may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute must present adequate identification to the Secretary before the voting occurs.

Electronic Access to Proxy Materials and Annual Report.  This Proxy Statement and the Company’s 2010 Annual Report are available on the Company’s website at www.investor.jnj.com/annual-reports.cfm. Instead of receiving paper copies of next year’s Proxy Statement and Annual Report by mail, shareholders can elect to receive an e-mail message that will provide a link to those documents on the Internet. By opting to access your proxy materials via the Internet, you will:

•	gain faster access to your proxy materials;

•	save the Company the cost of producing and mailing documents to you;

•	reduce the amount of mail you receive; and

•	help preserve environmental resources.

Johnson & Johnson shareholders who have enrolled in the electronic access service previously will receive their materials online this year.

Shareholders of record may enroll in the electronic proxy and Annual Report access service for future Annual Meetings of Shareholders by registering online at www.computershare-na.com/green. If you vote via the Internet, simply follow the prompts that will link you to that website. Street name shareholders who wish to enroll for electronic access may register for online delivery of materials by going to http://enroll.icsdelivery.com/jnj.

Reduce Duplicate Mailings.  The Company is required to provide an Annual Report to all shareholders who receive this Proxy Statement. If you are a shareholder of record and have more than one account in your name, or at the same address as other shareholders of record, you may authorize the Company to discontinue duplicate mailings of future Annual Reports (commonly referred to as “householding”). To do so, mark the designated box on each proxy card for which you wish to discontinue receiving an Annual Report. If you are voting via the Internet or by telephone, you can either follow the prompts when you vote or give the Company instructions to discontinue duplicate mailings of future Annual Reports. Street name shareholders who wish to discontinue receiving duplicate mailings of future Annual Reports should review the information provided in the proxy materials mailed to them by their bank or broker.

Johnson & Johnson Employee Savings Plans.  If you are an employee of a Johnson & Johnson company and hold shares in one of the Company’s employee savings plans, you will receive one proxy card that covers those shares held for you in your savings plan, as well as any other shares registered in your own name (but, not shares held in street name). If you vote via the Internet, by telephone or by mail, as described above, by 5:00 p.m. (Eastern) on April 26, 2011, the Trustee of your savings plan will vote your shares as you have directed (your voting instructions will be kept confidential from the Company). It is important that you direct the Trustee how to vote your shares. In accordance with the terms of the Johnson & Johnson Savings Plan and the Johnson & Johnson Puerto Rico Retirement Savings Plan, if you hold shares in either plan and do not vote, the plan Trustee will vote your shares in direct proportion to the shares held in that plan for which votes will be cast. If you hold shares in any other Johnson & Johnson employee savings plan, including the Johnson & Johnson Savings Plan for Union Represented Employees, and do not vote, the plan Trustee will not vote your shares. Participants in the Johnson & Johnson employee savings plans may attend the Annual Meeting. However, shares held in those plans can only be voted as described in this paragraph, and cannot be voted at the meeting.

Advance Notice of Shareholder Proposals and Other Items of Business.  To be included in the Proxy Statement and proxy card for the 2012 Annual Meeting of Shareholders, a shareholder proposal must be received by the Company at its principal office on or before November 16, 2011.

In addition, under the terms of the Company’s By-Laws, a shareholder who intends to present an item of business at the 2012 Annual Meeting of Shareholders (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide written notice of such business to the Company, which must be received by the Company on or before November 16, 2011.

Proposals and other items of business should be directed to the attention of the Secretary at the principal office of the Company, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

ITEM 1: ELECTION OF DIRECTORS

Director Nomination Process.  The Nominating & Corporate Governance Committee of the Board of Directors reviews possible candidates for the Board and recommends the nominees for Directors to the Board for approval. The Board has adopted General Criteria for Nomination to the Board of Directors, which, as part of the Principles of Corporate Governance, are posted on the Company’s website at www.investor.jnj.com/governance/policies.cfm. These criteria describe specific traits, abilities and experience that the Nominating & Corporate Governance Committee and the Board look for in determining candidates for election to the Board, including:

•	the highest ethical character and shared values with the Company’s Credo;

•	reputation consistent with the Company’s image and reputation;

•	accomplishment within a candidate’s respective field, with superior credentials and recognition;

•	active and former chief executive officers of public companies and leaders of major complex organizations, including scientific, government, educational and other non-profit institutions;

•	widely recognized leaders in the fields of medicine or biological sciences, including those who have received the most prestigious awards and honors in their fields;

•	relevant expertise and experience and the ability to offer advice and guidance to the Chief Executive Officer (“CEO”) based on that expertise and experience;

•	independence, without the appearance of any conflict in serving as a Director, and able to represent all shareholders of the Company;

•	ability to exercise sound business judgment; and

•	diversity reflecting gender, ethnic background and professional experience.

The Nominating & Corporate Governance Committee annually considers the size, composition and needs of the Board in light of these criteria and accordingly considers and recommends candidates for membership on the Board.

The Nominating & Corporate Governance Committee considers suggestions from many sources, including shareholders, regarding possible candidates for Directors. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary at the principal office of the Company at One Johnson & Johnson Plaza, Room WH 2136, New Brunswick, New Jersey 08933. Possible candidates suggested by shareholders are evaluated by the Nominating & Corporate Governance Committee in the same manner as other possible candidates.

Nominees.  There are 11 nominees for election as Directors of the Company to hold office until the next Annual Meeting and until their successors have been duly elected and qualified.

If the enclosed proxy is properly executed and received in time for the meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby “For” or “Against” the persons nominated for election as Directors, or “Abstain” from voting, as instructed. See “Corporate Governance—Majority Vote Standard in Uncontested Director Elections” on page 19 of this Proxy Statement. If any nominee should refuse or be unable to serve, an event which is not anticipated, the proxy will be voted for such person as shall be designated by the Board of Directors to replace such nominee or, in lieu thereof, the Board of Directors may reduce the number of Directors.

Except for Ian E. L. Davis, who was appointed to the Board in July 2010, all of the nominees were elected to the Board at the last Annual Meeting. All of the nominees are currently serving as Directors of the Company. Mr. Davis was initially identified as a potential nominee by the Chairman/CEO and recommended for nomination by the Nominating & Corporate Governance Committee.

Following are summaries of the background, business experience and descriptions of the principal occupations of the nominees.

Mary Sue Coleman, Ph.D., President, University of Michigan

Dr. Coleman, 67, was elected to the Board of Directors in 2003 and is a member of the Audit Committee and the Science & Technology Advisory Committee. She has served as President of the University of Michigan since August 2002, after having served as President of the University of Iowa from 1995 to July 2002. In addition to her current position as President, Dr. Coleman is a professor of biological chemistry in the University of Michigan Medical School and a professor of chemistry in the University of Michigan College of Literature, Science and the Arts. Prior to 1995, Dr. Coleman served as Provost and Vice President for Academic Affairs at the University of New Mexico, Vice Chancellor for Graduate Studies & Research and Associate Provost and Dean of Research at the University of North Carolina at Chapel Hill, and a member of the biochemistry faculty and an administrator at the Cancer Center of the University of Kentucky in Lexington. Elected to the National Academy of Sciences’ Institute of Medicine in 1997, Dr. Coleman is a Fellow of the American Academy of Arts and Sciences and the American Association for the Advancement of Science. Dr. Coleman is a Trustee of the John S. and James L. Knight Foundation and the Gerald R. Ford Foundation. Having served as President of two of the nation’s largest and most prestigious public universities and having a long and decorated career in the sciences, Dr. Coleman brings to the Company’s Board a unique point of view regarding organizational management and academic research vital to a company competing in science-based industries.

Other Public Company Board Service: Meredith Corporation (1997 to present)

James G. Cullen, Retired President and Chief Operating Officer, Bell Atlantic Corporation

Mr. Cullen, 68, was elected to the Board of Directors in 1995 and is the Presiding Director of the Board, Chairman of the Audit Committee and a member of the Nominating & Corporate Governance Committee. Mr. Cullen retired as President and Chief Operating Officer of Bell Atlantic Corporation (communications) in 2000. He had assumed those positions in 1998, after having been Vice Chairman since 1995 and, prior to that, President since 1993. He was President and Chief Executive Officer of Bell Atlantic-New Jersey, Inc. from 1989 to 1993. He is a Director of Eisenhower Medical Center. With years of demonstrated managerial ability as CEO and COO of a large telecommunications company, and as the current independent, non-executive Chairman of the Board of Directors of Agilent Technologies, Inc. and NeuStar, Inc., Mr. Cullen brings to the Company’s Board a wealth of knowledge of organizational and operational management as well as board leadership experience essential to a large public company.

Other Public Company Board Service: Agilent Technologies, Inc. (2000 to present; Non-Executive Chairman since 2005), NeuStar, Inc. (2005 to present; Non-Executive Chairman since 2010), Prudential Financial, Inc. (2001 to present)

Ian E. L. Davis, Senior Advisor, Apax Partners; Former Chairman and Worldwide Managing Director, McKinsey & Company

Mr. Davis, 60, was appointed to the Board of Directors in July 2010 and is a member of the Audit Committee and the Public Policy Advisory Committee. Mr. Davis is currently a Senior Advisor at Apax Partners, a private equity advisory firm. Mr. Davis retired from McKinsey & Company (management consulting) in 2010 as a Senior Partner, having served as Chairman and Worldwide Managing Director from 2003 until 2009. In his more than 30 years at McKinsey, he served as a consultant to a range of global organizations across the public, private and not-for-profit sectors. Prior to becoming Chairman and Worldwide Managing Director, he was Managing Partner of McKinsey’s practice in the United Kingdom and Ireland. His experience includes oversight for McKinsey clients and services in Asia, Europe, the Middle East and Africa, as well as an expertise in the consumer products and retail industries. Mr. Davis is a Director of Teach for All, a global network of independent social enterprises working to expand educational opportunities in their nations; a non-executive Director of global energy group, BP plc.; a non-executive member of the UK’s Cabinet Office Board and serves on the International Advisory Committee of the King Abdullah Petroleum Studies and Research Centre. Having served as Chairman and Worldwide Managing Director of one of the world’s leading management consulting firms, and as a consultant to a range of global organizations across the public, private and not-for-profit sectors, Mr. Davis brings considerable global experience, management insight and business knowledge to the Company’s Board.

Other Public Company Board Service: BP plc (2010 to present)

Michael M. E. Johns, M.D., Chancellor, Emory University

Dr. Johns, 69, was elected to the Board of Directors in 2005 and is a member of the Compensation & Benefits Committee and the Science & Technology Advisory Committee. He has served since October 2007 as Chancellor of Emory University. From 1996 to 2007, Dr. Johns served as Executive Vice President for Health Affairs and Chief Executive Officer of the Robert W. Woodruff Health Sciences Center of Emory University. As the Executive Vice President for Health Affairs, he oversaw Emory University’s widespread academic and clinical programs in health sciences and led strategic planning initiatives for both patient care and research. In addition, from 1996 to 2007, he served as the Chairman of the Board of Emory Healthcare, the largest health care system in Georgia. From 1990 to 1996, Dr. Johns served as Dean of the Johns Hopkins School of Medicine and Vice President of the Medical Faculty at Johns Hopkins University. Dr. Johns is Past Chair of the Council of Teaching Hospitals, a fellow of the American Association for the Advancement of Science and a member of the Institute of Medicine. He is a member of the editorial board of the Journal of the American Medical Association (JAMA) and chairs the Publication Committee of the journal Academic Medicine. Having served in numerous senior leadership positions at some of the nation’s most prestigious academic institutions, hospitals and health care systems, Dr. Johns provides a valuable combination of experience at the highest levels of both patient care and medical research, as well as organizational management skills and public health policy expertise, making him an integral board member of a company in the health care industry.

Other Public Company Board Service: AMN Healthcare Services, Inc. (2008 to present), Genuine Parts Company (2000 to present)

Susan L. Lindquist, Ph.D., Member and Former Director, Whitehead Institute for Biomedical Research; Professor of Biology, Massachusetts Institute of Technology

Dr. Lindquist, 61, was elected to the Board of Directors in 2004 and is a member of the Science & Technology Advisory Committee and the Public Policy Advisory Committee. She is a member of the Whitehead Institute, a non-profit, independent research and educational institution, a Professor of Biology at the Massachusetts Institute of Technology and an Investigator of the Howard Hughes Medical Institute. Dr. Lindquist served as Director of the Whitehead Institute from 2001 to 2004. Previously she was affiliated with the University of Chicago where she was the Albert D. Lasker Professor of Medical Sciences in the Department of Molecular Genetics and Cell Biology. Dr. Lindquist was elected to the American Academy of Arts and Sciences in 1996, the National Academy of Sciences in 1997, the American Philosophical Society in 2003 and the Institute of Medicine in 2006. She received the Novartis/Drew Award for Biomedical Research in 2000, the Dickson Prize in Medicine in 2002, the Sigma Xi William Procter Prize for Academic Achievement in 2006, the Nevada Silver Medal for Scientific Achievement in 2007, the Genetics Society of America Medal and the Centennial Medal of the Harvard University Graduate School of Arts and Sciences in 2008. In 2010, she received the Mendel Medal from the Genetics Society (UK), The Delbrück Medal from Bayer Schering, and the National Medal of Science (USA). She is a member of the Scientific Advisory Boards of the Stowers Institute for Medical Research and the Institut für Molekulare Biotechnologie GmbH. She is also a Co-Founder of FoldRx Pharmaceuticals, Inc., a subsidiary of Pfizer Inc. From her long and decorated career in scientific research and her global reputation as a pioneer in biomedical innovation, Dr. Lindquist brings to the Company’s Board an incomparable perspective on the intersection of academic and commercial medical research critical to a company in the health care industry.

Other Public Company Board Service: None

Anne M. Mulcahy, Former Chairman and Chief Executive Officer, Xerox Corporation

Ms. Mulcahy, 58, was appointed to the Board of Directors in 2009 and is a member of the Compensation & Benefits Committee and the Nominating & Corporate Governance Committee. Ms. Mulcahy was both Chairman and Chief Executive Officer of Xerox Corporation (business equipment and services) until July 2009, when she retired as CEO after eight years in the position. Prior to serving as CEO, Ms. Mulcahy was President and Chief Operating Officer of Xerox. She has also served as President of Xerox’s General Markets Operations, which created and sold products for reseller, dealer and retail channels. During a career at Xerox that began in 1976, Ms. Mulcahy also served as Vice President for Human Resources with responsibility for compensation, benefits, human resource strategy, labor relations, management development and employee training; and Vice President and Staff Officer for Customer Operations, covering South America and Central America, Europe, Asia and Africa, and China. Ms. Mulcahy has been a U.S. Board Chair of Save the Children since March 2010. Having served as Chairman and CEO of a large, global manufacturing and services company with one of the world’s most recognized brands and track record for innovation, Ms. Mulcahy presents valuable insight into organizational and operational management issues crucial to a large public company, as well as a strong reputation for leadership in business innovation and talent development.

Other Public Company Board Service: Target Corporation (1997 to present), The Washington Post Company (2008 to present)

Recent Past Public Company Board Service: Citigroup Inc. (2004 to 2009), Federal National Mortgage Association (2000-2004), Xerox Corporation (2000 to 2010)

Leo F. Mullin, Retired Chairman and Chief Executive Officer, Delta Air Lines, Inc.

Mr. Mullin, 68, was elected to the Board of Directors in 1999 and is a member of the Audit Committee and Chairman of the Public Policy Advisory Committee. Mr. Mullin currently serves as a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners, a private equity fund group. Mr. Mullin retired as Chief Executive Officer of Delta Air Lines, Inc. in December 2003 and Chairman in April 2004, after having served as Chief Executive Officer of Delta since 1997 and Chairman since 1999. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation from 1981 to 1995, serving as that company’s President and Chief Operating Officer from 1993 to 1995, and as Chairman and Chief Executive Officer of American National Bank, a subsidiary of First Chicago Corporation, from 1991 to 1993. He is a Board member and immediate past Board Chairman of the Juvenile Diabetes Research Foundation (JDRF) and served as interim Chief Executive Officer of JDRF from July through December 2008. Mr. Mullin’s depth and breadth of exposure to complex issues from having served as Chairman and CEO of one of the nation’s largest airlines, and his long and distinguished career in the banking industry, make him a skilled advisor who provides critical insight into organizational and operational management, global business and financial matters.

Other Public Company Board Service: ACE Limited (2007 to present), Education Management Corporation (2009 to present)

Recent Past Public Company Board Service: Bell South Corporation (1998 to 2006), Delta Air Lines, Inc. (1997 to 2004; Executive Chairman 1999 to 2004)

William D. Perez, Senior Advisor, Greenhill & Co., Inc.; Retired President and Chief Executive Officer, Wm. Wrigley Jr. Company

Mr. Perez, 63, was elected to the Board of Directors in 2007 and is Chairman of the Nominating & Corporate Governance Committee and a member of the Compensation & Benefits Committee. Mr. Perez is currently a Senior Advisor at Greenhill & Co., Inc., (investment banking). Mr. Perez served as President and Chief Executive Officer for the Wm. Wrigley Jr. Company (confectionary and chewing gum) from 2006 to 2008. Before joining Wrigley, Mr. Perez served as President and Chief Executive Officer of Nike, Inc. Previously, he spent 34 years with S.C. Johnson & Son, Inc., including eight years as its President and Chief Executive Officer. Mr. Perez is a Trustee for Cornell University and Northwestern Memorial Hospital. With his experience as CEO of several large, consumer-focused companies across a wide variety of industries, Mr. Perez contributes to the Company’s Board significant organizational and operational management skills, combined with a wealth of experience in global, consumer-oriented businesses vital to a large public company in the consumer products space.

Other Public Company Board Service:  Campbell Soup Company (2009 to present), Whirlpool Corporation (2009 to present)

Recent Past Public Company Board Service:  Kellogg Company (2000 to 2006), Nike, Inc. (2004 to 2006), Wm. Wrigley Jr. Company (2006 to 2008)

Charles Prince, Senior Counselor, Albright Capital Management LLC; Retired Chairman and Chief Executive Officer, Citigroup Inc.

Mr. Prince, 61, was elected to the Board of Directors in 2006 and is Chairman of the Compensation & Benefits Committee and a member of the Nominating & Corporate Governance Committee. Mr. Prince is currently a Senior Counselor for Albright Capital Management LLC, a Washington, D.C., based investment firm. Mr. Prince served as Chief Executive Officer of Citigroup Inc. (financial services) from 2003 to 2007 and as Chairman from 2006 to 2007. Previously he served as Chairman and Chief Executive Officer of Citigroup’s Global Corporate and Investment Bank from 2002 to 2003, Chief Operating Officer from 2001 to 2002, and Chief Administrative Officer from 2000 to 2001. Mr. Prince began his career as an attorney at U.S. Steel Corporation in 1975, and in 1979 joined Commercial Credit Company (a predecessor company to Citigroup) where he held various management positions until 1995, when he was named Executive Vice President. Mr. Prince is a member of the Council on Foreign Relations and The Business Council. Having served as Chairman and CEO of the nation’s largest and most diversified financial institution, Mr. Prince brings to the Company’s Board a strong mix of organizational and operational management skills combined with well-developed legal, global business and financial acumen critical to a large public company.

Other Public Company Board Service:  Xerox Corporation (2008 to present)

Recent Past Public Company Board Service:  Citigroup Inc. (2003 to 2007; Executive Chairman 2006 to 2007)

David Satcher, M.D., Ph.D., Director, Center of Excellence on Health Disparities, Director, Satcher Health Leadership Institute and Poussaint-Satcher-Cosby Chair in Mental Health, Morehouse School of Medicine

Dr. Satcher, 70, was elected to the Board of Directors in 2002 and is Chairman of the Science & Technology Advisory Committee and a member of the Public Policy Advisory Committee. Dr. Satcher assumed his current post at Morehouse School of Medicine in 2004 and served as the School’s Interim President from 2004 until 2006 and Director of the School’s National Center for Primary Care from 2002 through 2004. In 2002, Dr. Satcher completed his four-year term as the 16th Surgeon General of the United States. He also served as the U.S. Assistant Secretary for Health from 1998 to 2001. From 1993 to 1998, Dr. Satcher served as Director of the Centers for Disease Control and Prevention and Administrator of the Agency for Toxic Substances and Disease Registry. Dr. Satcher served as President of Meharry Medical College in Nashville, Tennessee from 1982 to 1993. Dr. Satcher is a fellow of the American Academy of Family Physicians, the American College of Preventive Medicine and the American College of Physicians. He has received numerous honorary degrees and awards, including the Jimmy and Rosalynn Carter Award for Humanitarian Contributions to the Health of Humankind, the New York Academy of Medicine Lifetime Achievement Award and the National Association of Mental Illness Distinguished Service Award. Dr. Satcher serves on the boards of Action for Healthy Kids, Community Foundation of Greater Atlanta, Kaiser Family Foundation, Save the Children and the United Way of Atlanta. With his long and decorated career in the field of public health policy, including service as Surgeon General of the United States, as well as his valuable experience in medical academia and patient care, Dr. Satcher provides unparalleled experience and vision for a company in the health care industry.

Other Public Company Board Service: MetLife, Inc. (2007 to present)

William C. Weldon, Chairman, Board of Directors and Chief Executive Officer; Chairman, Executive Committee

Mr. Weldon, 62, was elected to the Board of Directors and named Vice Chairman of the Board in 2001 and assumed his current responsibilities in 2002. Mr. Weldon joined the Company in 1971, and served in several sales, marketing and international management positions before becoming President of the Company’s affiliate, Ethicon Endo-Surgery, Inc. in 1992 and Company Group Chairman of Ethicon Endo-Surgery in 1995. He was appointed to the Executive Committee and named Worldwide Chairman, Pharmaceuticals Group, in 1998. Mr. Weldon is a member of The Business Council, the Business Roundtable, the Executive Committee of the Health Leadership Council, and the Sullivan Alliance to Transform America’s Health Profession. He is a Trustee of Quinnipiac University and serves on the Liberty Science Center Chairman’s Advisory Council. Mr. Weldon also serves as Chairman of the CEO Roundtable on Cancer. Having started his career at the Company in 1971 and been promoted to positions of increasing responsibility across business segments, culminating with his appointment as Chairman/CEO in 2002, Mr. Weldon brings vast knowledge of the Company’s business, structure, history and culture to the Board and the Chairman position. Mr. Weldon continues to be one of the longest-tenured and most well-respected CEOs in the healthcare industry.

Other Public Company Board Service: J.P. Morgan Chase & Co. (2005 to present)

Other Information.  U.S. Securities and Exchange Commission (“SEC”) regulations require the Company to describe certain legal proceedings, including bankruptcy and insolvency filings, involving nominees for the Board of Directors or companies of which a nominee was an executive officer. Mr. Mullin retired as Chief Executive Officer of Delta Air Lines, Inc. in December 2003 and Chairman in April 2004. In September 2005, Delta Air Lines voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Nominating & Corporate Governance Committee of the Board of Directors does not believe that this proceeding is material to an evaluation of Mr. Mullin’s ability to serve as a Director.

The Board of Directors recommends a vote FOR the election of each of the above-named nominees.

STOCK OWNERSHIP AND SECTION 16 COMPLIANCE

The following table sets forth information regarding beneficial ownership of the Company’s Common Stock for each Director; the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers named in the tables in the section “Executive and Director Compensation” on pages 46 to 58 of this Proxy Statement (each a “Named Executive Officer”); and by all Directors and executive officers as a group. Each of the individuals/groups listed below is the owner of less than 1% of the Company’s outstanding shares. Because they serve as co-trustees of two trusts which hold stock for the benefit of others, Messrs. Weldon and Deyo are deemed to “control” an additional 7,237,129 shares of the Company’s stock in which they have no economic interest. In addition to such shares, the Directors and executive officers as a group own/control a total of 986,928 shares. In the aggregate, these 8,224,057 shares represent less than 1% of the shares outstanding. All stock ownership is as of March 1, 2011 (except shares held in the Company’s Savings Plans, which are included as of January 31, 2011).

	Number of	Common Stock	Shares Under
	Common	Equivalent	Exercisable
Name	Shares(1)	Units(2)	Options(3)

Dominic J. Caruso	42,375	9,109	254,706
Mary Sue Coleman	12,809	12,977	7,600
James G. Cullen	6,622	30,710	18,650
Ian E. L. Davis	2,650	—	—
Russell C. Deyo	174,060	—	828,598
Colleen A. Goggins	115,836	17,614	839,791
Michael M. E. Johns	12,387	10,387	—
Susan L. Lindquist	12,606	11,137	7,600
Sherilyn S. McCoy	73,901	—	237,558
Anne M. Mulcahy	4,246	—	—
Leo F. Mullin	20,496	9,894	18,650
William D. Perez	21,579	4,826	—
Charles Prince	19,902	5,181	—
David Satcher	11,987	6,395	13,900
William C. Weldon	448,548	—	3,209,071
All Directors and executive officers as a group(17)	986,928	118,230	5,436,124

(1)	The shares described as “owned” are shares of the Company’s Common Stock directly or indirectly owned by each listed person and by members of his or her household and are held individually, jointly or pursuant to a trust arrangement. The Directors and executive officers disclaim beneficial ownership of an aggregate of 66,224 of these shares, including 15,550 shares listed as owned by Mr. Deyo, 17,292 shares listed as owned by Ms. McCoy, 800 shares listed as owned by Mr. Prince, and 32,582 shares listed as owned by Mr. Weldon.

(2)	Includes Common Stock equivalent units credited to Non-Employee Directors under the Company’s Deferred Fee Plan for Non-Employee Directors and Common Stock equivalent units credited to the executive officers under the Company’s Executive Income Deferral Plan.

(3)	Includes shares under options exercisable on March 1, 2011 and options that become exercisable within 60 days thereafter.

As of March 9, 2011, the following are the only persons known to the Company to be the beneficial owner of five percent or more of any class of the Company’s voting securities:

Amount and Nature
	Name and Address of	of Beneficial
Title of Class	Beneficial Owner	Ownership	Percent of Class

Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	141,306,342 shares(1)	5.15%(1)

	State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	138,223,181 shares(2)	5.0%(2)

(1)	Based solely on an Amendment to Schedule 13G filed with the SEC on February 4, 2011, BlackRock, Inc. (“BlackRock”) reported aggregate beneficial ownership of approximately 5.15%, or 141,306,342 shares, of Johnson & Johnson Common Stock as of December 31, 2010. BlackRock reported that it possessed sole voting and dispositive power of 141,306,342 shares. BlackRock also reported that it did not possess shared voting or dispositive power over any shares beneficially owned.

(2)	Based solely on a Schedule 13G filed with the SEC on February 11, 2011, State Street Corporation, acting in various fiduciary capacities (“State Street”), reported aggregate beneficial ownership of approximately 5.0%, or 138,223,181 shares, of Johnson & Johnson Common Stock as of December 31, 2010. State Street reported that it possessed sole voting power of 0 shares, shared voting power of 138,223,181 shares, and shared dispositive power of 138,223,181 shares. State Street also reported that it did not possess sole dispositive power over any shares beneficially owned.

Certain of the Company’s U.S. and international employee savings and retirement plans have retained BlackRock and its affiliates to provide investment management services.

Certain of the Company’s U.S. and international employee savings and retirement plans have retained State Street and its affiliates to provide certain banking services, including trustee, custodial, investment management, administrative, and ancillary investment services.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during 2010 all reports for the Company’s executive officers and Directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were filed on a timely basis, except for one transaction by Mr. Russell C. Deyo was not filed on a timely basis. The report was subsequently filed.

CORPORATE GOVERNANCE

Director Independence.  The Board of Directors has determined that the following Directors, comprising all of the Non-Employee Directors, are “independent” under the listing standards of the New York Stock Exchange (“NYSE”) and the Company’s Standards of Independence: Dr. Coleman, Mr. Cullen, Mr. Davis, Dr. Johns, Dr. Lindquist, Ms. Mulcahy, Mr. Mullin, Mr. Perez, Mr. Prince and Dr. Satcher. In addition, Mr. Arnold G. Langbo, who served as a Director until April 2010, was independent during his 2010 service period. In order to assist the Board in making this determination, the Board has adopted Standards of Independence as part of the Company’s Principles of Corporate Governance, which can be found on the Company’s website at www.investor.jnj.com/governance/policies.cfm. These Standards identify, among other things, material business, charitable and other relationships that could interfere with a Director’s ability to exercise independent judgment.

As highly accomplished individuals in their respective industries, fields and communities, the Non-Employee Directors are affiliated with numerous corporations, educational institutions, hospitals, museums and charities, as well as civic organizations and professional associations, many of which have business, charitable or other relationships with the Company. The Board considered each of these relationships in light of the Standards of Independence and determined that none of these relationships conflict with the interests of the Company or would impair the relevant Non-Employee Director’s independence or judgment. The following table describes the relationships that were considered in making this determination. The nature of the transactions, relationships and arrangements summarized in the table below, and the role of each of the Directors at their respective institutions, were such that none of the Non-Employee Directors had any direct business relationships with the Company in 2010 or received any direct personal benefit from any of these transactions, relationships or arrangements.

Type of
				Transaction,	2010
		Type of	Relationship to	Relationship or	Aggregate
Director	Organization	Organization	Organization	Arrangement	Magnitude
M. S. Coleman	University of Michigan	Educational institution	Executive officer	Sales of health care products and services; educational and research grants	<1%

M. M. E. Johns	Emory University	Educational institution	Employee	Sales of health care products and services; educational and research grants and fellowships	<1%

S. L. Lindquist	Massachusetts Institute of Technology	Educational institution	Employee	Tuition; educational and research sponsorships, fellowships and grants	<1%

L. F. Mullin	Juvenile Diabetes Research Foundation	Charity	Director	Charitable contributions	<1%

D. Satcher	Morehouse School of Medicine	Educational institution	Employee	Educational and research fellowships and grants; conference exhibit fees	<1%; <$1 million

All of the transactions, relationships and arrangements of the type listed above were entered into, and payments were made or received, by the Company in the ordinary course of business and on competitive terms. Aggregate payments to each of the relevant organizations did not exceed the greater of $1 million or 1% of that organization’s consolidated gross revenues for 2008, 2009 or 2010. The Company’s transactions with, or discretionary charitable contributions to, each of the relevant organizations (not including gifts made under the Company’s matching gifts program) did not exceed the greater of $1 million or 1% of that organization’s consolidated gross revenues for 2008, 2009 or 2010.

In the event of Board-level discussions pertaining to a potential transaction, relationship or arrangement involving an organization with which a Director is affiliated, that Director would be expected to recuse him or herself from the deliberation and decision-making process.

Board Meetings.  During 2010, the Board of Directors held seven regularly scheduled and two special meetings. Each Director attended at least 75% of the total regularly scheduled and special meetings of the Board of Directors and the committees on which he or she served. A discussion of the role of the Board of Directors in the Company’s strategic planning process can be found on the Company’s website at www.investor.jnj.com/governance/strategic-planning.cfm.

Annual Meeting Attendance.  It has been the longstanding practice of the Company for all Directors to attend the Annual Meeting of Shareholders. All Directors who were elected to the Board at the 2010 Annual Meeting were in attendance.

Board Leadership Structure.  The current Board Chairman is also the current Company CEO. In addition, the independent Directors have designated an independent lead director, or Presiding Director. The independent Directors believe that the Company’s current model of the combined Chairman/CEO role in conjunction with the Presiding Director position is the appropriate leadership structure for Johnson & Johnson at this time. The independent Directors believe that each of the possible leadership structures for a board has its particular pros and cons, which must be considered in the context of the specific circumstances, culture and challenges facing a company, and that such consideration falls squarely on the shoulders of a company’s board and necessitates a diversity of views and experiences. The combined Chairman/CEO model is a leadership model that has served our shareholders well for many generations, through numerous economic cycles and through a succession of effective leaders. The Nominating & Corporate Governance Committee and the other independent Directors periodically review this structure to ensure it is still appropriate for the Company.

In 2002, the Board created the position of independent Presiding Director and established policies to ensure that each of the Board’s standing Audit Committee, Compensation & Benefits Committee and Nominating & Corporate Governance Committee consists solely of independent Directors, including the committee chairmen.

The Presiding Director is designated annually by the independent Directors. The independent Directors have selected Mr. Cullen to serve as the designated Presiding Director for 2011. Among the duties and responsibilities of the Presiding Director, as described in the Company’s Principles of Corporate Governance and as embedded in the Company’s processes, are the following:

•	Agenda and Schedule for Board Meetings. The Presiding Director reviews in advance the schedule of Board and committee meetings and participates in setting the agenda for each Board meeting in order to ensure that the interests and requirements of shareholders, the independent Directors and other stakeholders are appropriately addressed.

•	Executive Sessions. The Presiding Director has called and chaired, and has the authority to call and schedule, Executive Sessions of the independent Directors, which are held on a regular basis.

•	Communication with Management. After each Executive Session of the independent Directors, the Presiding Director communicates with the Chairman/CEO to provide feedback and also to effectuate the decisions and recommendations of the independent Directors. In addition, the Presiding Director acts as intermediary between the Non-Employee Directors and management on a regular basis and when special circumstances exist or communication out of the ordinary course is necessary.

•	Chairman/CEO Performance Evaluation. The Presiding Director is a key participant in the annual performance evaluation of the Chairman/CEO and the other executive officers.

•	Communication with Shareholders and Employees. Under the Board’s guidelines for handling shareholder and employee communications to the Board, the Presiding Director is advised promptly of any communications directed to the Board or any member of the Board that allege misconduct on the part of Company management, or raise legal, ethical or compliance concerns about Company policies or practices.

In addition, the Presiding Director is regularly apprised of inquires from shareholders and involved in correspondence responding to these inquiries.

The independent Directors believe the combined Chairman/CEO position, together with the Presiding Director, has certain advantages over other board leadership structures that continue to best meet the Company’s current needs, including:

•	Efficient communication between management and the Board;

•	Clear delineation of the Presiding Director’s and other independent Directors’ oversight role from the Chairman/CEO’s and other management’s day-to-day operational role;

•	Clarity for the Company’s key stakeholders on corporate leadership and accountability; and

•	The Board Chairman possessing the best knowledge of the Company’s strategy, operations and financial condition and, in turn, the ability to communicate that to external stakeholders.

As discussed in “Item 1: Election of Directors” on pages 3 to 10 of this Proxy Statement, the independent Directors come from a variety of organizational backgrounds with direct experience with a wide range of leadership and management structures. The makeup of the Company’s Board puts it in a very strong position to evaluate the pros and cons of the various types of board leadership structures and to ultimately decide which one will work in the best interests of the Company’s stakeholders, as they are defined in Our Credo. The independent Directors, through the Nominating & Corporate Governance Committee, will continue to periodically review the Board’s leadership structure in a serious and open-minded fashion, especially in the context of future succession plans.

Standing Board Committees.  The Board of Directors has a standing Audit Committee, Compensation & Benefits Committee and Nominating & Corporate Governance Committee, each composed entirely of Non-Employee Directors determined to be “independent” under the listing standards of the NYSE and the Company’s Standards of Independence. Under their written charters adopted by the Board, each of these committees is authorized and assured of appropriate funding to retain and consult with external advisors, consultants and counsel. In addition, the Board has a standing Public Policy Advisory Committee, Science & Technology Advisory Committee, and Finance Committee, each composed of independent Directors and members of management.

The following table shows the Directors who are currently members or chairmen of each of the standing Board Committees and the number of meetings each committee held in 2010.

			Nominating &		Science &
		Compensation &	Corporate	Public Policy	Technology
Director	Audit	Benefits	Governance	Advisory	Advisory	Finance

M. S. Coleman(1)	Member				Member
J. G. Cullen(1)(2)	Chairman		Member			Member
I. E. L. Davis(1)	Member			Member
M. M. E. Johns(1)		Member			Member
S. L. Lindquist(1)				Member	Member
A. M. Mulcahy(1)		Member	Member
L. F. Mullin(1)	Member			Chairman
W. D. Perez(1)		Member	Chairman
C. Prince(1)		Chairman	Member
D. Satcher(1)				Member	Chairman
W. C. Weldon						Chairman
Number of meetings in 2010	4(3)	5	4	4	4	0

(1)	Determined to be “independent” under the listing standards of the NYSE and the Company’s Standards of Independence.

(2)	Designated as an “audit committee financial expert” for purposes of Section 407 of the Sarbanes-Oxley Act.

(3)	Plus teleconferences held prior to each release of quarterly earnings (four in total).

The Audit Committee assists the Board by providing oversight of financial management and the independent auditors and ensuring that management is maintaining an adequate system of internal control such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared; that there is consistent application of generally accepted accounting principles; and that there is compliance with management’s policies and procedures. In addition, the Audit Committee assists the Board in oversight of legal compliance programs. In performing these functions, the Audit Committee meets periodically with the independent auditors, management, and internal auditors (including in private sessions) to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee recommends the independent auditors for appointment by the Board of Directors. A copy of the charter of the Audit Committee is available on the Company’s website at www.investor.jnj.com/governance/materials.cfm.

Any employee or other person who wishes to contact the Audit Committee to report fiscal improprieties or complaints about internal accounting control or other accounting or auditing matters can do so by writing to them c/o Johnson & Johnson, One Johnson & Johnson Plaza, Room WH 2136, New Brunswick, NJ 08933 or by using the online submission form at www.investor.jnj.com/governance/communication.cfm. Such reports may be made anonymously.

The Board has designated Mr. Cullen, the Chairman of the Audit Committee and an independent Director, as an “audit committee financial expert” under the rules and regulations of the SEC for purposes of Section 407 of the Sarbanes-Oxley Act of 2002 after determining that he meets the requirements for such designation. This determination was based on Mr. Cullen’s experience while President and Chief Executive Officer of Bell Atlantic Enterprises, New Jersey Bell and President and Chief Operating Officer of Bell Atlantic Corporation, where he actively supervised persons performing the functions of principal financial officer, principal accounting officer and controller.

The primary function of the Compensation & Benefits Committee is to discharge the Board’s duties and responsibilities relating to compensation of the Company’s Non-Employee Directors and executive officers and oversee the design and management of the various pension, long-term incentive, savings, health and welfare plans that cover the Company’s employees.

The Compensation & Benefits Committee’s duties and responsibilities under its charter with respect to the compensation of the Company’s Directors and executive officers include:

•	recommending to the Board the Chairman/CEO’s compensation based on the independent Directors’ annual evaluation of his or her performance;

•	reviewing and providing oversight of the development of the Company’s compensation philosophy and composition of the group of peer companies used for comparison of executive compensation;

•	approving the establishment of competitive targets versus the group of peer companies used for comparison of executive compensation and all equity-based plans requiring shareholder approval;

•	reviewing the eligibility criteria and award guidelines for the corporate-wide compensation programs in which the executive officers participate;

•	reviewing and approving compensation decisions recommended by the Chairman/CEO for the Company’s other executive officers, including setting base salaries, annual performance bonuses, long-term incentive awards, severance benefits and perquisites; and

•	reviewing and approving compensation for the Non-Employee Directors.

The Compensation & Benefits Committee has retained a compensation consultant from Frederic W. Cook & Co., Inc. for matters related to executive officer and Director compensation. Frederic W. Cook & Co., Inc. does not provide any other services to the Company. The compensation consultant reports directly to the Committee. For further discussion of the role of the Compensation & Benefits Committee in the executive compensation decision-making process, and for a description of the nature and scope of the consultant’s assignment, see the section entitled “Compensation Discussion and Analysis — Section I — Governance” on pages 23 and 24 of this Proxy Statement.

The Compensation & Benefits Committee also reviews the compensation philosophy and policies of the Management Compensation Committee (the “MCC”), a non-Board committee composed of Mr. Weldon (Chairman/CEO), Mr. Caruso (Chief Financial Officer) and Mr. Peter M. Fasolo (Worldwide Vice President, Human Resources), which, under delegation from the Compensation & Benefits Committee, determines management compensation and establishes perquisites and other compensation policies for employees (except for executive officers of the Company). The Compensation & Benefits Committee is also responsible for the oversight of the Company’s performance bonus and long-term incentive plans and is the approving authority for management recommendations with respect to performance bonuses and long-term incentive awards under those plans. A copy of the charter of the Compensation & Benefits Committee can be found on the Company’s website at www.investor.jnj.com/governance/materials.cfm.

The Nominating & Corporate Governance Committee is responsible for overseeing matters of corporate governance, including the evaluation of the performance and practices of the Board of Directors. The Nominating & Corporate Governance Committee also oversees the process for performance evaluations of the committees of the Board. It is also within the charter of the Nominating & Corporate Governance Committee to review the Company’s executive succession plans and executive resources, review and recommend director orientation and continuing orientation programs for Board members and consider questions of possible conflicts of interest, as such questions arise. In addition, the Nominating & Corporate Governance Committee reviews possible candidates for the Board, as discussed above on pages 3 and 4 of this Proxy Statement, and recommends the nominees for Directors to the Board for approval. A copy of the charter of the Nominating & Corporate Governance Committee can be found on the Company’s website at www.investor.jnj.com/governance/materials.cfm.

The Public Policy Advisory Committee consists of independent Directors, one of the Company’s Vice Chairmen, Executive Committee, and the Vice Presidents for Corporate Affairs, Johnson & Johnson Supply Chain, and Government Affairs and Policy. The Public Policy Advisory Committee reviews the Company’s policies, programs and practices on public health issues regarding the environment and the health and safety of employees. The Public Policy Advisory Committee also reviews the Company’s governmental affairs and other public policy issues facing the Company. The Public Policy Advisory Committee advises and makes recommendations to the Board on these issues as appropriate.

The Science & Technology Advisory Committee is composed of independent Directors and the Company’s Vice President, Science and Technology. It assists the Board in monitoring the overall strategy, direction and effectiveness of the Company’s research and development organization; in monitoring the effectiveness of the scientific aspects of the Company’s product safety processes; in overseeing major business development activities as they relate to the acquisition of new science or technology; and in identifying and comprehending significant emerging science and technology policy issues and trends that may impact the Company’s overall business strategy.

The Finance Committee is composed of the Chairman and Presiding Director of the Board. The Committee exercises the authority of the Board during the intervals between Board meetings. The Finance Committee generally does not hold formal meetings and instead acts from time-to-time between Board meetings by unanimous written consent in lieu of a meeting, as needed. Any such action is taken pursuant to specific advance delegation by the Board or is later ratified by the Board.

Special Committees.  The Board also has the authority to appoint such additional committees as it may from time-to-time determine. A Special Committee was appointed by the Board in 2010 to investigate and evaluate demands made by certain shareholders and claims asserted in certain shareholder derivative suits. The Special Committee will recommend to the Board what actions, if any, should be taken by the Company on behalf of the shareholders. The current members of the Special Committee are Messrs. Perez and Prince, Dr. Johns and Ms. Mulcahy. The Chairman of the Special Committee is Mr. Prince.

Executive Sessions.  Each of the Audit, Compensation & Benefits and Nominating & Corporate Governance Committees met at least twice during 2010 in Executive Sessions without members of management present. The independent Directors met seven times during 2010 in Executive Sessions, without the Chairman/CEO or any other member of management present, at which the Presiding Director acted as Chairman.

Board Oversight of Risk Management.  The Board believes that overseeing how management manages the various risks the Company faces is one of its most important responsibilities to the Company’s stakeholders. The Company’s enterprise risk management framework reflects a collaborative process, whereby the Company’s Board of Directors, management and other personnel apply a common risk management approach to strategy setting and other decisions across the enterprise that is designed to identify potential events that may affect the entity and manage the associated risks and opportunities.

In carrying out this critical responsibility, the Board meets at regular intervals with key members of management with primary responsibility for risk management in their respective areas of responsibility. The subject matter of these meetings can generally be grouped into the following categories and risk areas:

•	Strategy: Business Vitality; Strategic Planning; Talent Management; Reputation; Sustainability; Diversity

•	Reporting: Financial Results; Finance/Accounting; Internal Audit; Independent Audit; Tax; Treasury

•	Compliance: Law/Legal Proceedings; Legislative/Regulatory Environment; Health Care Compliance; Foreign Corrupt Practices Act; Environment, Health & Safety; Privacy; Quality; Product Safety/Scientific Issues

•	Operations: Supply Chain (including Manufacturing/Business Continuity Planning); Security (including security of products, sites, personnel, and information); Research & Development

The Board also receives regular reports on aspects of the Company’s risk management from senior representatives of the Company’s independent auditor.

In addition, the Audit Committee (the current Chairman of which is also the independent Presiding Director) meets in private sessions with the Chief Financial Officer; General Counsel; Chief Compliance Officer; Vice President of Corporate Internal Audit; and representatives of the Company’s independent auditor at the conclusion of every regularly-scheduled meeting, where aspects of risk management are discussed.

The Board believes that, in light of the interrelated nature of the Company’s risks, oversight of risk management is ultimately the responsibility of the full Board.

Communication with the Board.  Shareholders, employees and others may contact the Board or any of the Company’s Directors (including the Presiding Director) by writing to them c/o Johnson & Johnson, One Johnson & Johnson Plaza, Room WH 2136, New Brunswick, NJ 08933. Shareholders, employees and others may also contact the Board or any of the Non-Employee Directors by using the online submission form on the Company’s website at www.investor.jnj.com/governance/communication.cfm. General comments to the Company (including complaints or questions about a product) should be sent by accessing https://secure-www.jnj.com/wps/wcm/jsp/contactus.jsp. The Company’s process for handling communications to the Board or the individual Directors has been approved by the independent Directors and can be found at www.investor.jnj.com/governance/communication.cfm.

Corporate Governance Materials.  Shareholders can see the Company’s Restated Certificate of Incorporation, By-Laws, Principles of Corporate Governance, Charters of the Audit Committee, Compensation & Benefits Committee and Nominating & Corporate Governance Committee, Policy on Business Conduct for employees and Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers on the Company’s website at www.investor.jnj.com/governance/materials.cfm. Copies of these documents, as well as additional copies of this Proxy Statement, are available to shareholders, without charge, upon request to the Secretary at the Company’s principal address.

Majority Vote Standard in Uncontested Director Elections.  The Company’s By-Laws require that, in uncontested elections (those where the number of nominees does not exceed the number of Directors to be elected), Director nominees receive the affirmative vote of a majority of the votes cast in order to be elected to the Board of Directors of the Company. The majority standard applies only to uncontested Director elections. Ballots for uncontested elections, including the election of Directors at the 2011 Annual Meeting, will allow shareholders to vote “For” or “Against” each nominee and also will allow shareholders to “Abstain” from voting on any nominee. In accordance with New Jersey law, abstentions will have no effect in determining whether the required majority vote has been obtained.

Under the Company’s By-Laws and in accordance with New Jersey law, a Director’s term extends until his or her successor is duly elected and qualified, or until he or she resigns or is removed from office with cause by a majority vote of shareholders entitled to vote. Thus, an incumbent Director who fails to receive the required vote for re-election at the Company’s Annual Meeting of Shareholders would continue serving as a Director (sometimes referred to as a “holdover director”), generally until the next meeting of shareholders. In order to address the situation where an incumbent Director receives more votes “Against” his or her re-election than votes “For” his or her re-election in an uncontested election, the Board’s Director Resignation Policy for Incumbent Directors in Uncontested Elections would require that Director to promptly tender an offer of his or her resignation following certification of the shareholder vote. The Nominating & Corporate Governance Committee and the Board would then consider and take appropriate action on such offer of resignation in accordance with the Policy.

Contested Director elections (those where the number of Director nominees exceeds the number of Directors to be elected) would be governed by the plurality standard under New Jersey law. Ballots for contested elections would allow shareholders to vote “For” each nominee or “Withhold” from voting on any nominee, as is typically the practice under the plurality standard. The Director Resignation Policy for Incumbent Directors in Uncontested Elections would not apply to contested elections.

The Company’s By-Laws and Principles of Corporate Governance, including the Director Resignation Policy for Incumbent Directors in Uncontested Elections, can be found on the Company’s website at www.investor.jnj.com/governance/materials.cfm.

TRANSACTIONS WITH RELATED PERSONS

For the period beginning January 1, 2010 and ending March 1, 2011, there were no transactions, or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Policies and Procedures. The Company’s written Policy on Transactions With Related Persons requires the approval or ratification by the Nominating & Corporate Governance Committee for any transaction or series of transactions exceeding $120,000 in which the Company is a participant and any related person has a material interest (other than solely as a result of being a director or trustee or less than 10% owner of another entity). Related persons would include the Company’s Directors and executive officers and their immediate family members and persons sharing their households. It would also include persons controlling more than 5% of the Company’s outstanding Common Stock.

Under the Company’s Principles of Corporate Governance and Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers, all Directors and executive officers of the Company have a duty to report to the Chairman, Vice Chairman or the Presiding Director potential conflicts of interest, including transactions with related persons. Management also has established procedures for monitoring transactions that could be subject to approval or ratification under the Policy on Transactions With Related Persons.

Once a related person transaction has been identified, the Nominating & Corporate Governance Committee will review all of the relevant facts and circumstances and approve or disapprove of the entry into the transaction. The Committee will take into account, among other factors, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

If advance Committee approval of a transaction is not feasible, the transaction will be considered for ratification at the Committee’s next regularly scheduled meeting. If a transaction relates to a member of the Committee, that member will not participate in the Committee’s deliberations. In addition, the Committee Chairman (or, if the transaction relates to the Committee Chairman, the Presiding Director) may pre-approve or ratify any related person transactions involving up to $1 million.

The following types of transactions have been deemed by the Committee to be pre-approved or ratified, even if the aggregate amount involved will exceed $120,000:

•	compensation paid by the Company for service as a Director or executive officer of the Company;

•	transactions with other companies where the related person’s only relationship is as a non-executive employee, less than 10% equity owner, or limited partner, and the transaction does not exceed the greater of $1 million or 2% of that company’s annual revenues;

•	contributions by the Company to charitable organizations where the related person is an employee and the transaction does not exceed the lesser of $500,000 or 2% of the charitable organization’s annual receipts;

•	transactions where the related person’s only interest is as a holder of Company stock and all holders receive proportional benefits, such as the payment of regular quarterly dividends;

•	transactions involving competitive bids;

•	transactions where the rates or charges are regulated by law or government authority; and

•	transactions involving bank depositary, transfer agent, registrar, trustee, or party performing similar banking services.

COMPENSATION COMMITTEE REPORT

The Compensation & Benefits Committee of the Board of Directors has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis,” as it appears on pages 21 through 45, be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011.

Mr. Charles Prince, Chairman
Dr. Michael M. E. Johns
Ms. Anne M. Mulcahy
Mr. William D. Perez

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

For 2010, the Compensation & Benefits Committee of the Board of Directors (the “Committee”) evaluated the performance of the Company and its executive officers with respect to:

•	Financial metrics, including:

•	Sales

•	Earnings

•	Cash Flow

•	Total Shareholder Return

•	Leadership measures, including:

•	Retention of Key Talent

•	Leadership Pipeline Strength

•	Employee Engagement

•	Long-Term Growth measures, including:

•	Innovative Products

•	Robust Pipelines

•	Global Presence

In addition to these performance indicators, the Committee also reviewed the Company’s progress with respect to Reputation and the Healthcare Environment.

In 2010, the Company’s performance was mixed. In some areas the Company met or exceeded objectives, while in other areas it fell short of its goals. Among the successes for the year were:

•	Earnings per share (excluding special items) met objectives

•	Free Cash Flow exceeded objectives

•	Total Shareholder Return generally met or exceeded peer indices over the past 3 and 5 years

•	Senior leadership succession planning advanced significantly

•	The overall product pipeline strengthened, especially in the Pharmaceuticals and Medical Devices & Diagnostics businesses

•	Emerging markets growth continued to be strong

Disappointments for the year included:

•	Significant recalls during 2010, primarily at McNeil Consumer Healthcare, negatively impacted both the Company’s reputation and revenue

•	Operational sales declined year-on-year and fell below target

In order to recognize the mix of short-term performance successes and disappointments, as well as the Company’s strengthened positioning for the long-term, the Committee lowered the annual performance bonus amounts for 2010 and provided competitive long-term incentives tied to the future growth of the Company. The Committee:

•	Significantly reduced the Chairman/CEO’s bonus year-on-year by $1,624,000 (or 45%);

•	Lowered the planned annual performance bonuses for all executive officers, management, and other bonus-eligible employees worldwide by 10%; and

•	Provided competitive long-term incentives to motivate long-term performance.

INTRODUCTION

Maintaining a long-term perspective is a core element of the Company’s business strategy, which allows management to focus on shaping the Company’s future. This long-term focus means placing greater emphasis on researching new products and technologies that will enable future growth and looking at investments that will deliver long-term shareholder value. This strategy encourages employees to take calculated risks that capitalize on anticipated changes in all segments of health care and meet patient and customer needs. The structure of the Company’s compensation program is key to motivating the Company’s employees to see the bigger picture and take the time to consider the future state of the Company when they conduct business on a day-to-day basis.

The Company’s executive compensation philosophy, laid out in Section II, is grounded in the concept of attracting and retaining global business leaders who can drive financial and strategic growth objectives intended to build long-term shareholder value. As explained more below, the Company’s compensation programs have a long-term focus and are designed with the guiding principles of: Competitiveness, Pay for Performance, Accountability for Short- and Long-Term Performance and Alignment to Shareholders’ Interests.

Section III describes how the Company’s executive officers were compensated for their performance in 2010. Pay for performance is an essential element of the Company’s guiding principles, and the executive officers are assessed on their performance against long-term strategic objectives as well as annual business goals. In alignment with the Company’s Credo values, it is important that the Company recognize its executive officers not only for the results they achieve, but also for the manner in which they achieve them. More information on the Company’s pay for performance philosophy can be found in Sections II and III. Additional information on the Company’s business results can be found in the Company’s 2010 Annual Report under the Management’s Discussion and Analysis section.

Set out below is the Compensation Discussion and Analysis (the “CD&A”), which is a discussion of the Company’s executive compensation programs and an analysis of the compensation of the Named Executive Officers for 2010. The CD&A has been organized into four sections:

Section I: Governance

This section details the roles and responsibilities of the parties involved in the decision-making processes related to the development of the Company’s executive compensation programs, as well as the individual performance assessments and determinations of compensation for the Named Executive Officers.

Section II: Compensation Framework and Pay Components

This section provides an overview of the Company’s executive compensation programs, including how compensation targets are set, what compensation programs are offered and how those programs work. It is important for anyone reading this Proxy Statement to understand the programs along with the program mechanics before reviewing the performance assessments and compensation awards for the Named Executive Officers.

Section III: Performance Assessments and Compensation Decisions

This section summarizes how executive compensation decisions are made, including the individual performance assessment process and the importance of the Company’s pay for performance philosophy. The performance assessments of the Named Executive Officers, along with the resulting compensation decisions for the most recent performance year, are discussed in detail in this section.

Section IV: Additional Information Concerning Executive Compensation

This section provides general information on the status of executive employment agreements and change-in-control arrangements at the Company, along with a description of the Company’s Stock Ownership Guidelines and Executive Compensation Recoupment Policy.

This CD&A demonstrates the emphasis the Company places on its guiding principles — especially accountability for long-term performance — when developing the Company’s executive compensation programs, setting financial performance goals and strategic objectives, and ultimately, in assessing the executive officers’ performance against these goals and objectives.

SECTION I — GOVERNANCE

The Committee is responsible for the executive compensation program design and decision-making process, with input from the Management Compensation Committee (the “MCC”), which determines the philosophy and design of general management compensation programs and policies. The Committee currently, and for 2010, comprises four Directors who meet the independence requirements of the NYSE (Messrs. Prince and Perez, Dr. Johns and Ms. Mulcahy). For 2010, the MCC comprised the Company’s Chairman/CEO (Mr. Weldon), Chief Financial Officer (the “CFO”) (Dominic J. Caruso), and Vice President, Human Resources and General Counsel (Russell C. Deyo). For 2011, the MCC comprises the Company’s Chairman/CEO, CFO, and Worldwide Vice President, Human Resources (Peter M. Fasolo).

It is important for anyone reading this Proxy Statement to understand the elements of compensation that are addressed by the Committee each year and how they are reported. Each year, based on the performance assessments of the executive officers, the Committee determines the salary rate for the upcoming year, the performance bonus earned for the prior year’s performance, and long-term incentive awards that are granted in the first quarter of the year for each executive officer. Decisions regarding these elements are discussed in Section III and the amounts for 2010 are summarized on the tables on pages 43 and 44. By contrast, most of the amounts reported in the table captioned “Summary Compensation Table” on page 46 are the result of decisions in prior years, earnings from prior long-term incentive awards, or participation in long-standing programs. The Committee believes that the tables on pages 43 and 44 best summarize the actions taken on the Named Executive Officers’ compensation for the 2010 performance year.

The Committee retains the services of a compensation consultant from Frederic W. Cook & Co., Inc. to advise it on the performance of its responsibilities. Since that consultant was retained, and on an ongoing basis, the Committee’s independent compensation consultant has provided, and will provide, services to that Committee, and has not, and will not, perform any other service for the Company.

The following table summarizes the roles of each of the key participants in the executive compensation decision-making process.

Compensation & Benefits Committee	• Acts on behalf of the Board by setting the principles that serve to guide the design of the Company’s compensation and benefits programs

• Provides oversight of the development of the compensation philosophy and composition of the Executive Peer Group used for market comparison and approves the setting of competitive compensation target levels

• Ensures that compensation programs and principles are designed to link executive pay with individual performance

• Recommends to the Board the Chairman/CEO’s compensation based on the evaluation of his or her performance by the independent members of the Board of Directors

• Reviews and approves compensation decisions recommended by the Chairman/CEO for each of the other executive officers, including base salary levels, annual performance bonuses, long-term incentive awards, severance benefits and perquisites

• Reviews the eligibility criteria and award guidelines for the corporate-wide compensation programs in which the executive officers participate

• Reviews the design and management of the various pension, savings, health and welfare plans covering employees of the Johnson & Johnson companies

Management Compensation Committee
• Determines management compensation and establishes perquisites and other compensation policies for employees (except for executive officers), under delegation from the Compensation & Benefits Committee

Independent Members of the Board of Directors	• Participate in the performance assessment process for the Chairman/CEO

• Approve the Chairman/CEO’s compensation

Chairman/CEO	• Reviews and presents to the Committee the performance assessments and compensation recommendations for each of the other executive officers

Independent Compensation Consultant	• Reports directly to the Committee and participates in Committee meetings

• Informs the Committee on market trends, regulatory issues and developments and how they may impact the Company’s executive compensation programs

• On behalf of the Committee:

• Reviews the Company’s compensation strategy and executive compensation programs for alignment with the Company’s strategic business objectives

• Participates in the design of executive compensation programs to ensure the linkage between pay and performance

• Reviews market data and advises the Committee on setting the Chairman/CEO’s pay

• Reviews the annual compensation of the other executive officers as recommended by the Chairman/CEO

SECTION II — COMPENSATION FRAMEWORK AND PAY COMPONENTS

Executive Compensation Philosophy

Guiding Principles

Johnson & Johnson’s executive compensation programs are designed to achieve the Company’s goal of attracting, developing and retaining global business leaders who can drive financial and strategic growth objectives that are intended to build long-term shareholder value. The primary components of executive compensation include base salary, annual performance bonus and long-term incentives. Compensation levels are set to reflect competitive market practices, as well as Company and individual performance. The Committee has established the following guiding principles for the design of the Company’s compensation programs:

•	Competitiveness — All components of compensation should be set competitively as compared against appropriate peer companies so that the Company can continue to attract, retain and motivate high performing executives in an environment where companies are increasingly competing for high caliber talent.

•	Pay for Performance — All components of compensation should be tied to the performance of the individual executive officer and his or her specific business unit or function and the Company overall.

•	Credo Values — The manner in which financial and strategic objectives are achieved is important. While not always quantifiable, the manner in which employees achieve results should also be a key element of the individual performance review process. During the performance review process, the Company’s set of core values — trustworthiness, respect, responsibility, fairness, caring and citizenship — as set forth in Our Credo, should be used to assess how objectives are achieved.

•	Accountability for Short- and Long-Term Performance — Annual performance bonuses and long-term incentives should reward an appropriate balance of short-and long-term financial and strategic business results, with an emphasis on managing the business for the long term.

•	Alignment to Shareholders’ Interests — Annual performance bonuses and long-term incentives should align the interests of individual executive officers with the long-term interests of the Company’s shareholders.

Importance of Credo Values

For more than 65 years, the Johnson & Johnson Credo has guided the actions of the Company and its executive officers in fulfilling their responsibilities to the Company’s customers, employees, communities, and shareholders. In assessing the executive officers’ contributions to the Company’s performance, the Committee not only looks to results-oriented measures of performance, but also considers how those results were achieved — whether the decisions and actions leading to the results were consistent with the values embodied in the Credo — and the long-term impact of an executive officer’s decisions. Credo-based behavior is not something that can be precisely measured; thus, there is no formula for how Credo-based behavior can, or will, impact an executive’s compensation. The Committee and the Chairman/CEO use their judgment and experience to evaluate whether an executive’s actions were aligned with the Company’s Credo values.

Reducing the Possibility for Excessive Risk-Taking

The Company’s executive compensation program, which is reviewed and approved by the Committee, is designed to motivate and reward the executive officers for their performance during the fiscal year and over the long term and for taking appropriate risks toward achieving the long-term financial and strategic growth objectives of the Company. The following characteristics of the Company’s executive compensation program work to reduce the possibility of the executive officers, either individually or as a group, making excessively-risky business decisions that could maximize short-term results at the expense of long-term value:

•	Balanced Mix of Pay Components: The target compensation mix is not overly weighted toward annual incentive awards and represents a balance of cash, long-term equity-based compensation vesting over three years and long-term performance-based units vesting over five years.

•	Balanced Approach to Performance-Based Awards:

•	Performance targets are tied to several financial metrics, including operational sales growth, free cash flow, earnings per share (“EPS”) growth, and long-term total shareholder return.

•	Performance-based awards are based on the achievement of strategic and leadership objectives in addition to financial metrics.

•	Performance Period and Vesting Schedules: The performance period and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period. Restricted Share Units (“RSUs”) and Stock Options vest three years from the grant date. Certificates of Long-Term Performance (“CLPs”) vest 20% per year over 5 years.

•	Capped Incentive Awards: Salary increases, annual performance bonuses, and long-term incentive awards are capped at 200% of target.

•	Stock Ownership Guidelines: The guidelines require the Chairman/CEO to directly or indirectly own equity in the Company of five times salary and other executive officers to own equity of three times salary and to retain this equity throughout their tenure. This policy is described below under “Section IV — Additional Information Concerning Executive Compensation.”

•	Executive Compensation Recoupment Policy: The policy gives the Board the authority to recoup executive officers’ past compensation in the event of a material restatement of the Company’s financial results. This policy is discussed in more detail below under “Section IV — Additional Information Concerning Executive Compensation.”

•	No Employment or Change-in-Control Arrangements: None of the executive officers have in place any employment or change-in-control arrangements that would result in guaranteed payouts. This is discussed in more detail below under “Section IV — Additional Information Concerning Executive Compensation.”

Executive Peer Group

The Committee considers relevant market pay practices when setting executive compensation to ensure the Company’s ability to recruit and retain high performing talent. In assessing market competitiveness, the compensation of the Company’s executive officers is reviewed against executive compensation at a designated set of companies (the “Executive Peer Group”). The Executive Peer Group, which is reviewed by the Committee on an annual basis, consists of companies that generally:

•	are similar to the Company in terms of certain factors, including one or more of the following: size (i.e., revenue, net income, market capitalization), industry, gross margin, global presence and research and development investment;

•	have executive officer positions that are comparable to the Company’s in terms of breadth, complexity and scope of responsibilities; and

•	compete with the Company for executive talent.

The Executive Peer Group is not identical to the Company’s Competitor Composite, against which Company and business segment financial performance is compared. This is because the Company’s businesses typically compete with companies that are much smaller than the Company as a whole, or even as compared to each of the three individual business segments. The Company typically competes for executive talent with companies that fit the criteria described in the bullet points above. A description of the

Competitor Composite and how it is used for compensation purposes can be found in “Section III — Performance Assessment and Compensation Decisions — Measuring Success: Individual Performance Assessment” on pages 34 and 35 of this Proxy Statement. In addition, the Executive Peer Group does not include companies headquartered outside the United States and companies in industries whose compensation programs are not comparable to that of the Company, such as the financial services or oil and gas industries.

The following table lists the companies in the 2010 Executive Peer Group and their business characteristics, along with Johnson & Johnson’s rankings among these companies, based on financial data reported by each company for the most recent four fiscal quarters. Market capitalization is calculated as of December 31, 2010.

						Global		Innovation
		Net	Market		Gross	Presence		Emphasis
Company	Revenue	Income	Cap	Common	Margin	(International >	Business	(R&D ≥ 5%
(Ticker Symbol)	(Millions)	(Millions)	(Billions)	Industry	(>40%)	33% of Sales)	Complexity	of Sales)
3M Company (MMM)	$26,662	$4,085	$62	✓	✓	✓	✓	✓

Abbott Laboratories (ABT)	35,167	4,626	74	✓	✓	✓	✓	✓

The Boeing Company (BA)	64,306	3,307	48			✓	✓	✓

Bristol-Myers Squibb Company (BMY)	19,484	3,102	45	✓	✓	✓	✓	✓

Cisco Systems, Inc. (CSCO)	42,361	7,578	112		✓	✓	✓	✓

The Coca-Cola Company (KO)	35,119	11,809	153	✓	✓	✓

Eli Lilly & Co.* (LLY)	23,076	5,070	40	✓	✓	✓		✓

General Electric Company (GE)	150,211	11,644	195	✓	✓	✓	✓

Hewlett-Packard Company (HPQ)	127,158	9,116	92	✓		✓	✓

Honeywell International Inc. (HON)	33,370	2,035	41			✓	✓

Intel Corporation* (INTC)	43,623	11,672	117		✓	✓		✓

International Business Machines Corporation (IBM)	99,870	14,833	182		✓	✓	✓	✓

Merck & Co., Inc. (MRK)	45,987	861	111	✓	✓	✓	✓	✓

PepsiCo, Inc. (PEP)	57,838	6,320	104	✓	✓	✓

Pfizer Inc. (PFE)	67,809	8,257	140	✓	✓	✓	✓	✓

The Procter & Gamble Company (PG)	79,573	11,184	180	✓	✓	✓	✓

United Technologies Corporation (UTX)	54,326	4,373	73			✓	✓

Johnson & Johnson (JNJ)	$61,587	$13,334	$170	✓	✓	✓	✓	✓

Johnson & Johnson’s Ranking	7th highest	2nd highest	4th highest

*	Added to the Executive Peer Group in 2010.

Setting Compensation Targets — Emphasizing the Long Term

Compensation targets are set to ensure the Company can compete for talent in the competitive marketplace and to maintain compensation equity and balance among positions with like responsibilities. Neither individual nor Company performance is a factor in setting compensation targets, however, they are key drivers in determining actual compensation awards.

An annual review of publicly available information and executive compensation surveys is conducted to determine current Executive Peer Group pay levels. For each executive officer position, 50th and 75th percentile target and actual pay data is gathered. This data, along with guidance from the Committee’s independent compensation consultant, provides the Committee with an overall picture of how existing targets compare to the Executive Peer Group. The Committee also compares compensation targets across positions to determine whether the targets are both internally equitable and externally competitive.

The Company’s target pay philosophy positions total compensation for its executive officers between the 50th and 75th percentiles of the Executive Peer Group. Actual compensation, in any given year, may fall outside that range based on a variety of factors, including individual performance, additional responsibilities and length of tenure in a particular position. The Company places more of an emphasis on long-term incentives than salaries and annual performance bonus in order to reinforce the link between the executive officers’ earnings opportunity and managing the Company for long-term growth.

Components of Executive Compensation

The following table summarizes the major components of the Company’s executive compensation programs.

Component	Purpose	Key Characteristics
Base Salary
•  Reinforces the guiding principle of Competitiveness
•  Salary (merit) increases reinforce Pay for Performance guiding principle
•  Recognizes individual work experience and level of responsibility
•  Recognizes individual performance and maintains internal parity among those performing like jobs
• Fixed compensation • Increases predominantly driven by individual performance in last performance year, subject to budgetary constraints • Used to calculate other components of compensation

Annual Performance Bonus
•  Reinforces the guiding principles of Pay for Performance, Accountability for Short- and Long-Term Performance, Competitiveness, and Alignment to Shareholders’ Interests
•  Communicates the annual priorities and key objectives of the business
•  Motivates attainment of short-term goals for the applicable performance period
•  Functions as variable pay that can fluctuate based on individual performance, which includes business unit/function and Company performance
• Variable compensation tied to individual performance in last performance year • Bonus targets are set as a percent of base salary • Awards paid 15% in stock and 85% in cash for executive officers

Long-Term Incentives

Stock Options & Restricted Share Units
•  Reinforces the guiding principles of Accountability for Long-Term Performance, Pay for Performance, Competitiveness, and Alignment to Shareholders’ Interests
•  Motivates attainment of long-term goals and support of the Company’s overall business priorities
•  Facilitates executive equity ownership, thereby aligning executives’ interests with those of shareholders

•  Variable compensation provided to reward performance over the long-term
•  Vests 100% 3 years from grant date
•  Stock options expire 10 years from grant date
•  No dividend equivalents earned
•  Awards granted 75% in stock options and 25% in RSUs for executive officers
•  An executive’s previous option and RSU grants and total equity ownership are not considered when making annual option and RSU grants

Certificates of Long-Term Performance
•  Reinforces the guiding principles of Accountability for Long-Term Performance, Pay for Performance, Competitiveness, and Alignment to Shareholders’ Interests over time
•  Aligns employee interests with the long-term operational growth of the Company
•  Encourages long-term commitment to the Company
•  Provides a measure of overall Company performance that is not subject to short-term market volatility

•  Variable, deferred compensation
•  Vested CLP units are payable at the earlier of: ten years after date of grant, or at termination (including retirement)
•  Dividend equivalents are paid on vested CLP units
•  Dividend equivalent yield aligned with shareholders (i.e., the same yield as the Common Stock with a one-year lag)
•  Units vest 20% per year
•  Granted annually based on performance

In furtherance of the Company’s Pay for Performance guiding principle, an individual has the opportunity to earn from 0 to 2 times the applicable target for each compensation component based on his or her individual performance. This broad range allows for meaningful differentiation based on performance. However, the Company must also manage to a total available budget for each compensation component across all employees. Because the total available budget for a component is equal to the sum of all employees’ awards at target, higher awards for some employees must be offset by lower awards for others.

Pay Mix at Target

The Committee does not establish a set pay mix for the executive officers. However, as discussed above in “— Setting Compensation Targets,” the Company’s compensation program does emphasize long-term compensation versus short-term compensation.

The pay mix at target for the Chairman/CEO and other executive officers in 2010 is displayed below. Actual salary levels, annual performance bonus awards and long-term incentive awards will vary based on an individual’s experience, responsibilities, performance and business unit/function results.
CLPs 37% CLPs 33%Options/RSUs 37% Long term incentives 74% Options/RSUs 34% Long term incentives 87% Annual Perf Bonus 16% Annual Perf Bonus 18% Base Salary 10% Base Salary 15%

Base Salary

Base salary is fixed compensation designed to reinforce the guiding principle of Competitiveness. Annual salary increases are predominately driven by individual performance in the last performance year and are subject to budgetary constraints. The salary increase budget is determined based on a review of salary increase survey data. The 2011 salary increase (merit) budget in the U.S. is 3.0% and the opportunity range is 0% to 6.0%. Annual base salaries for executive officers are reviewed and approved by the Committee in the first quarter of each year for performance in the prior year. The Committee reviews individual performance and considers the recommendations provided by the Chairman/CEO to assist it in determining appropriate salaries for executive officers other than the Chairman/CEO.

Annual Performance Bonus

The annual performance bonus is variable compensation driven by individual performance in the last performance year, and is designed to reinforce the guiding principles of Pay for Performance, Accountability for Short- and Long-Term Performance, Competitiveness, and Alignment to

Shareholders’ Interests. To assess individual performance, the Chairman/CEO considers both overall company performance and business unit/function performance for each of the executive officers. Please refer to “Section III — Performance Assessment and Compensation Decisions” below for more detail on the Company’s individual performance assessment process.

Bonus targets are established as a percent of base salary, using the process described above under “— Setting Compensation Targets.” Bonus targets and maximums are disclosed in Columns F and G of the Grants of Plan-Based Awards — 2010 table on page 51 of this Proxy Statement. Under the Executive Incentive Plan (the “EIP”), annual performance bonuses are approved and paid in the first quarter of each year for performance in the prior year. For the executive officers, awards are paid 15% in stock and 85% in cash.

The EIP, which was approved by the shareholders and is intended to comply with Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “IRC”), allows the Company to take a tax deduction for incentive bonus payments made pursuant to the EIP to certain officers earning in excess of $1 million. The Chairman/CEO and the other executive officers participate in the EIP. Under the EIP, payments of annual performance bonuses to executive officers are prohibited unless Consolidated Earnings, as shown on the audited consolidated statement of income of the Company, are positive. Individual bonuses cannot exceed 0.08% of Consolidated Net Earnings for the Chairman/CEO and any Vice Chairman and 0.04% of Consolidated Net Earnings for the other executive officers.

Long-Term Incentives

The Company’s long-term incentives are variable compensation designed to reinforce the guiding principles of Accountability for Long-Term Performance, Pay for Performance, Competitiveness, and Alignment to Shareholders’ Interests. Stock options and RSUs emphasize our commitment to total shareholder return. CLPs and Certificates of Long-Term Compensation (“CLCs”) keep our executives focused on the long-term operational performance of the Company while also encouraging dividend growth. Long-term incentive targets are established using the process described above under “— Setting Compensation Targets.” Once targets are in place, actual awards are determined based solely on individual performance. Please refer to “Section III — Performance Assessment and Compensation Decisions” below for more details on the individual performance assessment process. Participation in these programs is targeted to management-level employees, including the executive officers, who have an ability to impact the Company’s long-term results. For these employees, long-term incentives make up a significant portion of their total compensation.

Stock Options and Restricted Share Units

Annual stock option and RSU awards are approved and granted in the first quarter of each year at the same time that the Committee reviews and approves all components of year-end compensation. For executive officers, stock options and RSUs are granted with an award mix of 75% stock options and 25% RSUs. Stock options are granted with an exercise price equal to the fair market value of the Company’s Common Stock on the grant date (calculated as the average of the high and low stock prices on the NYSE on that date). Stock options and RSUs vest 100% on the third anniversary of the grant date. Stock options and RSUs do not earn dividend equivalents. Stock options expire ten years from the grant date.

Annual stock option and RSU awards for 2009 were granted on February 8, 2010, and annual awards for 2010 were granted on January 10, 2011. Interim stock option and RSU awards are made to new employees during the fiscal year on a fixed quarterly schedule: February 1, May 1, August 1 and November 1. The actual grant date is based on when employment commences and all administrative requirements are met. The Company does not issue stock options with accelerated ownership features. In addition, the Company has not re-priced or re-issued stock options when the stock price has declined to a level below the grant price.

Certificates of Long-Term Performance

The Certificates of Long-Term Performance Plan (the “CLP Plan”), established in 2009, is the successor to the Certificates of Long-Term Compensation Plan (the “CLC Plan”). The CLP Plan, like the predecessor CLC Plan (which was established in 1947 and originally referred to as the Certificates of Extra Compensation Plan) reflects the Company’s commitment to the principle of managing the business for the long-term.

CLPs are cash-based performance units whose vested value is paid out upon the earlier of: 10 years from the date of grant, or termination for any reason, including retirement. Dividend equivalents are paid quarterly on all vested units. One of the hallmarks of the CLP Plan is that the unit value and dividends are based on the Company’s operating performance and are not subject to short-term market volatility that is associated with equity-based incentives.

The CLP Plan:

•	Reinforces for the participants the guiding principles of Accountability for Long-Term Performance, Pay for Performance, Competitiveness, and Alignment to Shareholders’ Interests over time

•	Aligns the participants’ interests with the long-term operational growth of the Company

•	Provides a measure of overall Company performance that is not subject to short-term market volatility

•	Creates a valuable competitive advantage in recruiting and retaining key talent

Unit Valuation.  The CLP core unit value equals the Company’s 5-year average EPS. The Company’s 5-year average EPS is calculated by dividing the 5-year average reported net income by the 5-year average basic shares outstanding. The CLP core unit value is determined annually as of the fiscal year-end and is approved by the Board of Directors.

Dividend Equivalents.  Dividend equivalents are paid quarterly on vested CLPs on the same date that the cash dividend is paid on the Common Stock. No dividend equivalents are paid on unvested CLPs. In alignment with shareholder dividends, CLP dividend equivalents provide the same yield as the Common Stock with a one-year lag. The dividend equivalent amounts are set at the beginning of each year. The total dividend equivalents for a year equals the core unit value at the beginning of the year multiplied by the prior-year’s dividend yield on the Common Stock. Dividend equivalents are an important aspect of an executive officer’s compensation package and help reinforce the importance of sustaining and increasing dividends.

Determination of Grants.  The number of CLPs that are granted to a participant as part of his or her annual compensation review is determined by the individual performance of that employee during the year. Employees have an opportunity to earn a grant of 0% to 200% of their target award. Awards are planned in U.S. dollars and award values are divided by the defined present value per CLP on the date of grant to determine the number of CLPs granted. The number of CLPs is rounded to the nearest 5 CLPs (because the awards vest 20% per year). See page 43 “Section III — Performance Assessment and Compensation Decisions — Executive Compensation Decisions — 2011 Award Values for Individual Pay Components” for the defined CLP present value on the January 10, 2011 grant date.

Payment of Unit Value.  CLPs vest 20% per year over 5 years. The value of a participant’s vested CLPs will be paid out at the earlier of: (A) 10 years from the date of grant; or (B) termination, for any reason, including retirement.

Certificates of Long-Term Compensation

CLCs, formerly known as Certificates of Extra Compensation, have been replaced by CLPs effective with grants awarded in 2010. CLCs were granted in 2009 and prior years, and those CLCs will continue to be held by, and paid out to, employees who received them for the duration of, and in accordance with the terms of, those CLCs. CLCs are cash-based performance units that executive officers are required to hold for the length of their career at the Company. Dividend equivalents are paid quarterly on all CLCs.

Unit Valuation.  The CLC unit value is determined annually as of the fiscal year-end based on a formula applied to business performance and is approved by the Board of Directors.

Growth in EPS is the key driver of the value of a CLC. Half of the CLC unit value formula, Earnings-Power Value per Share, grows at about the same rate as 5-year average EPS. The other half of the formula, Net Asset Value per Share, grows largely due to retained earnings per share, which is the portion of EPS not distributed to shareholders.

The CLC unit value formula is an average of two components: Net Asset Value per Share and Earnings-Power Value per Share. Net Asset Value per Share (also known as book value per share) represents assets minus liabilities per share of Common Stock. Earnings-Power Value per Share is the average five-year adjusted net earnings per share multiplied by 12.5, a fixed price to earnings multiple that has been consistently applied since the inception of the program. Net Asset Value per Share and Earnings-Power Value per Share are adjusted for in-process research and development.

Payment of Unit Value.  The value of a participant’s vested CLCs is paid when the participant leaves the Company based on the CLC unit value at that time. For CLCs vested in 2005 or later, the vested value will be paid out in a single lump sum shortly after termination. For CLCs vested prior to 2005, eligible retiring employees may elect to defer payment for up to 10 years and then receive payment in a single lump sum or up to 15 annual installments.

Dividend Equivalents.  Dividend equivalents are paid on each CLC granted, both vested and unvested. The value of the dividend equivalent is equal to the value of the cash dividend paid on a share of the Company’s Common Stock.

Executive Perquisites & Other Benefits

The Company-paid employee benefits for the executive officers are the same as those provided to all other non-union U.S. employees, with the exception of the Executive Life Insurance Program, which is provided to employees eligible for awards under the CLP Plan. The Executive Life Insurance premiums paid for executive officers are disclosed in the table under “All Other Compensation (Column H)” on pages 49 and 50 of this Proxy Statement.

In addition to the benefits offered to all employees, certain executives are provided additional benefits that are intended for business purposes. In some cases, these benefits may be used for personal consumption, which would then be considered part of an executive officer’s total compensation and would be treated as taxable income under the applicable tax laws. In 2010, executive perquisites included: access to the Company aircraft for personal travel, access to Company cars and drivers for commutation and other personal transportation, and reimbursement of home security system monitoring fees.

SECTION III — PERFORMANCE ASSESSMENT AND COMPENSATION DECISIONS

Measuring Success: Individual Performance Assessment

The Company’s formal individual performance assessment process is designed to:

•	Foster a pay for performance culture

•	Encourage the achievement of long-term strategic plans and annual business plans

•	Engage, encourage and motivate executives to work toward their highest level of performance while adhering to the values embodied in Our Credo

•	Accelerate and facilitate the development and deployment of key talent

The Chairman/CEO’s annual financial and strategic goals are agreed to with the Committee. Each of the other executive officers establishes annual financial and strategic goals that he or she will be held accountable for during the year, in agreement with the Chairman/CEO. At the end of the performance period, executives are assessed against these pre-established goals and how they accomplished them. The Committee uses this process to ensure goals are in place for each executive officer.

Each executive officer’s annual financial and strategic goals are set in consideration of:

•	Current market conditions for each of the Company’s diverse business groups

•	Expectations for future growth

•	Opportunities to increase the breadth of the Company’s business

•	Past Company performance

•	Long-term strategic plans

•	Comparison to competitor composites

•	Opportunities to develop people and enhance the talent of the organization

For fiscal year 2010, the Committee considered the performance of the executive officers against the following financial metrics. The rationale for why each metric was chosen is provided below.

Metric	Rationale
Sales Growth (operational)	• Important top line measure of the Company’s financial wellness and market leadership positions
• Critical financial metric to ensure future cash growth

Management Net Income (business group leaders only) Includes a working capital charge and tax allocations. Excludes certain corporate expenses and special items, and financing activities	• Keeps focus on capital-efficient, profitable growth

Free Cash Flow Operating cash flow, less capital spending	• Key indicator of the Company’s ability to meet future obligations and allows for creation of new profitable investments
• Allows for the payment of dividends

Cash Flow Metric (business group leaders only) Change in Inventory, Accounts Receivable and Property, Plant & Equipment	• Allows for generation of cash and capital efficiency

Earnings Per Share Growth	• Key indicator of intrinsic value of shareholder investment

Total Shareholder Return	• Key indicator of value creation for investors

The Committee evaluates all of the financial metrics, except Total Shareholder Return, against business plan performance targets. Total Shareholder Return is evaluated on a three-year and five-year basis against: the S&P 500 Index, the S&P Health Care Equipment Index, the S&P Pharmaceutical Index, and the Dow Jones Industrial Average. The performance target range is set for each financial goal based on a roll up of business plans at each operating company, business group, and at the overall Company level.

The Committee also compares Company performance to the performance of competitor companies. The Company uses a portfolio of companies for each of the three business segments. For 2010, the

Company’s Competitor Composite consisted of the following companies broken down by business segment:

Pharmaceuticals	Medical Devices and Diagnostics	Consumer

Abbott Laboratories	Abbott Laboratories	Beiersdorf AG
Amgen Inc.	(Vascular & Diagnostics)	Colgate-Palmolive Company
AstraZeneca PLC	Allergan, Inc.	GlaxoSmithKline plc (OTC)
Bristol-Myers Squibb Company	Bayer AG (Diagnostics)	Kimberly-Clark Corporation
Eli Lilly and Company	Beckman Coulter, Inc.*	L’Oréal
GlaxoSmithKline plc	Boston Scientific Corporation	Novartis AG (OTC)
Merck & Co., Inc.	C. R. Bard, Inc.	The Procter & Gamble Company
Novartis AG	Covidien Ltd.	Merck & Co., Inc. (OTC)
Pfizer Inc.	Edwards Lifesciences Corporation	Pfizer Inc. (OTC)
Roche Group	Medtronic, Inc.
Sanofi-Aventis	The Cooper Companies, Inc.
(CooperVision)
Roche Group (Diagnostics)
Smith & Nephew plc
St. Jude Medical, Inc.
Stryker Corporation
Synthes, Inc.
Zimmer Holdings Inc.

OTC stands for Over-the-Counter

* In February 2011, Beckman Coulter entered into an agreement to be acquired by Danaher Corporation.

These companies are selected based on the following criteria and financial metrics:

•	Strength and consistency of their financial outlook

•	Sales growth

•	Net income growth and Net income margin

•	Earnings per share growth

•	Total shareholder return

•	Global presence

•	Product relevance ( i.e., must be a direct competitor to one of the Company’s business lines)

The portfolio of companies is evaluated on an ongoing basis and is updated as necessary.

As each business group is different, strategic objectives are set based on each executive officer’s unique growth strategy for his or her business unit or function and take into consideration the challenges that may lay ahead for each business.

The strategic objectives set by each executive officer are aligned with meeting these long-term business imperatives. Each executive officer’s strategic objectives fell into one or several of the following categories. The rationale for why each objective was chosen is provided below.

Strategic Objective	Rationale

Leadership Build the leadership pipeline by enacting effective assessment and development measures that allow the Company to cultivate its leadership and identify high-potential executives
•   Identifying, developing, and retaining key talent is critical to the success of the Company’s growth strategy

•   Building a diverse workforce is part of the Company’s culture and strengthens ties to its communities and its customers

Long-Term Growth • Launch innovative new products • Build a robust pipeline of future new products • Expand the Company’s global presence in key markets
•   Innovative new products help maintain and grow sales

•   A strong pipeline of new products is necessary for the Company to meet its growth plans

•   Expanding the Company’s geographic presence is essential for short- and long-term growth

Reputation Ensure that the Company fulfills its responsibilities to its customers, employees, communities, and shareholders, as set forth in Our Credo
•   A measure of how well the Company is meeting its social responsibilities to its communities as outlined in the Credo

•   Key to maintaining strong brands

•   Building relationships with the investment community and media is important in helping investors, customers, and other stakeholders understand the Company’s business model

Healthcare Environment Enhance the Company’s position as an active leader in health care and healthcare issues
•   The Company’s role in shaping the future of the healthcare industry and the quality of care for its patients and customers is important

•   The Company’s role as an educator, and its ability to improve access to care and healthcare regulations, are critical to the success of the Company’s business and to meeting the tenets set forth in Our Credo

The Committee receives an assessment from the Chairman/CEO for the executive officers and reviews these assessments, relying on its own judgment and knowledge of the Company to evaluate performance for each of the executive officers. During the performance review meetings, the Committee’s key considerations include:

•  How the executive performed against goals

•  Whether decisions and actions were consistent with Our Credo values

•  Whether the long-term impact of decisions to the Company was considered

Executive Compensation Decisions

2010 Compensation for 2009 Performance

Some of the compensation figures included in the tables in the “Executive and Director Compensation” section of this Proxy Statement were paid to executives in 2010 for performance in 2009. The decisions regarding these awards and payments were discussed in detail in the Company’s 2010 Proxy Statement dated March 17, 2010. For a full understanding of these decisions, please refer to the sections of the 2010 Proxy Statement entitled “Compensation Discussion and Analysis — Executive Compensation Decisions — 2010 Compensation for 2009 Performance.”

2011 Compensation for 2010 Performance

The following section summarizes the assessment of 2010 individual performance against the achievement of key strategic and financial objectives. These assessments were used by the Committee to determine compensation actions for each of the executive officers. The Committee determined base salary increases, annual performance bonuses and long-term incentive awards based on total rewards, as well as on a component-by-component basis. Target pay position relative to the Executive Peer Group was also taken into account. The performance of each executive officer was evaluated, and the ultimate compensation decisions were determined, based on the judgment and experience of the independent members of the Board (in the case of the Chairman/CEO) and the Committee (in the case of the other executive officers). While performance against objectives was a significant factor, the achievement of particular objectives did not determine compensation award levels in a formulaic manner.

All of the executive officers were evaluated against a set of financial and strategic objectives. Their individual performance evaluations were based on overall business performance as well as the performance of the business group or function that they lead.

For 2010, the Committee evaluated the performance of the Company and its executive officers with respect to:

•	Financial metrics, including Sales, Earnings, Cash Flow, and Total Shareholder Return

•	Leadership measures, including Retention of Key Talent, Leadership Pipeline Strength, and Employee Engagement

•	Long-Term Growth measures, including Innovative Products, Robust Pipelines, and Global Presence

In addition to these performance indicators, the Committee also reviewed the Company’s progress with respect to Reputation and the Healthcare Environment. The table below details the financial objectives and results for the Company against which all of the executive officers were evaluated.

Financial Objective	Goal	2010 Results	S&P 500	S&P HC Equip	S&P Pharm	DJIA
2010 Sales Growth (operational)	1.2% - 2.8%	(1.3%)

2010 Free Cash Flow	$12.7 - $13.7 billion	$14.0 billion

2010 Earnings Per Share	$4.71 - $4.81	$4.76(1)
2010 Total Growth	1.8% - 3.9%	2.8%

Total Shareholder Return
3 Yr Compounded Annual Growth Rate	Exceed index	0.7%	(2.9%)	(3.2%)	(0.7%)	(1.6%)
5 Yr Compounded Annual Growth Rate	growth	3.5%	2.3%	(0.2%)	3.5%	4.3%

(1)	Excluding special items. A reconciliation can be found on the Investor Relations section of the Company’s website at www.investor.jnj.com/sales-earnings.cfm under “Reconciliation of Non-GAAP Financial Measures Q4 2010.”

In 2010, the Company’s performance was mixed. In some areas the Company met or exceeded objectives, while in other areas it fell short of its goals. Among the successes for the year were:

•	Earnings per share (excluding special items) met objectives

•	Free Cash Flow exceeded objectives

•	Total Shareholder Return generally met or exceeded peer indices over the past 3 and 5 years

•	Senior leadership succession planning advanced significantly

•	The overall product pipeline strengthened, especially in the Pharmaceuticals and Medical Devices & Diagnostics businesses

•	Emerging markets growth continued to be strong

Disappointments for the year included:

•	Significant recalls during 2010, primarily at McNeil Consumer Healthcare, negatively impacted both the Company’s reputation and revenue

•	Operational sales declined year-on-year and fell below target

In order to recognize the mix of short-term performance successes and disappointments, as well as the Company’s strengthened positioning for the long-term, the Committee lowered the annual performance bonus amounts for 2010 and provided competitive long-term incentives tied to the future growth of the Company. The Committee:

•	Significantly reduced the Chairman/CEO’s bonus year-on-year by $1,624,000 (or 45%);

•	Lowered the planned annual performance bonuses for all executive officers, management, and other bonus-eligible employees worldwide by 10%; and

•	Provided competitive long-term incentives to motivate long-term performance.

William C. Weldon — Chairman/CEO

Overview

The Board believes that Mr. Weldon generally met expectations during 2010, a year with many successes and very visible challenges. As referenced in the table above, in 2010 the Company delivered solid adjusted earnings per share, free cash flow and long-term total shareholder return, while operational sales declined and fell below the goals for the year. Mr. Weldon guided the Company through the last year while the Company’s long-standing reputation was challenged and revenue was impacted by a series of operational, quality and compliance issues, most notably at McNeil Consumer Healthcare. Mr. Weldon was instrumental in the Company’s response to these issues, including the implementation of a comprehensive remediation plan at McNeil and a new operating model for supply chain, quality, and compliance spanning the enterprise.

In line with the Company’s long-standing approach to succession planning, Mr. Weldon also made significant organizational realignments at the Company’s executive leadership level to ensure the Company is well-positioned for sustainable growth into the future and continues to develop its leadership talent.

Under Mr. Weldon, the Company also saw a number of successes across the businesses in 2010, including the delivery of innovations in health care and progress in the Company’s robust pipelines. Many of the Company’s businesses performed well in light of the challenging macroeconomic environment. The Board believes that Mr. Weldon provided strong leadership during a very demanding year and has worked to resolve multiple challenging issues and position the Company for future growth. The Board’s decisions on Mr. Weldon’s compensation for 2010 reflect the Company’s mixed performance, with short-term successes and disappointments, as well as continued strong positioning of the Company for long-term growth.

Strategic Results

•	The Company’s reputation was challenged and revenue impacted during 2010 primarily due to a series of product recalls at McNeil Consumer Healthcare. Mr. Weldon’s leadership and engagement with employees, legislators, regulators, investors and the news media enabled the Company to deal with the issues.

•	Under Mr. Weldon’s leadership, the Company continued to strengthen the overall product pipeline, especially in the Pharmaceutical and Medical Devices & Diagnostics businesses. The Consumer pipeline results were mixed despite some successful new product launches.

•	Manufacturing issues in 2010 triggered the need to make additional investments in the manufacturing operations. These additional investments began in 2010 and will continue in 2011.

•	The Company enhanced its global presence by continuing to generate strong growth in emerging markets including Brazil, Russia, India, China and Mexico.

•	Mr. Weldon played an effective role in shaping health care policy around the world, especially in the U.S. and Japan. Mr. Weldon’s personal involvement with key leaders and organizations has ensured the interests of the Company are well represented.

•	Under Mr. Weldon’s leadership, the Company continued its long-standing commitment to philanthropic activities and was recognized for social responsibility, inclusiveness, and environmental sustainability.

•	Mr. Weldon continued to build a pipeline of future leaders. The Company retained key leaders, took concrete steps on senior leadership succession planning, and maintained leadership development programs that will produce long-term results for the Company.

Compensation

•	Year-over-year, Mr. Weldon’s annual performance bonus was reduced by $1,624,000 (or 45%) from 2009, demonstrating alignment with the Company’s overall performance in 2010. The bonus was equal to 66% of his target, which also reflects the Committee’s 10% decrease in performance bonuses for all executive officers, management, and other bonus-eligible employees.

•	Mr. Weldon was awarded an option/RSU award equal to 100% of his target and a CLP grant equal to 100% of his target.

•	Mr. Weldon’s total direct compensation is between the 50th and the 75th percentile of the Executive Peer Group. Please see the tables on pages 43 and 44 of this Proxy Statement for the award values for each pay component.

•	In the role of Chairman/CEO, Mr. Weldon’s compensation is higher than that of the Company’s other executive officers due to the level of responsibility of his position. All other executive officers report to Mr. Weldon and are appropriately compensated based on their roles in the organization and against the Executive Peer Group.

•	For Mr. Weldon, the Board approved a 3.0% merit increase, in line with the overall Company 2011 U.S. merit increase budget, effective February 21, 2011.

Dominic J. Caruso — Vice President, Finance; Chief Financial Officer

Mr. Caruso is the Chief Financial Officer and has additional responsibility for the Information Technology and Procurement functions.

Strategic Results

•	With Mr. Caruso’s disciplined financial focus, the Company continued to deliver adjusted earnings growth, despite the unexpected impact of recalls and relatively flat sales for the year. The Company also maintained a strong cash flow and balance sheet to provide financial strength for investments in growth. In 2010, the Company executed a $1.1 billion debt offering for the lowest interest rate for long-term corporate debt in history.

•	Under Mr. Caruso’s direction, the Procurement function: minimized the impact from supply chain interruptions; enabled revenue enhancing improvements through supplier innovation; generated significant savings through best-in-class procurement practices; and utilized a growing network of diverse suppliers to reach $1 billion in diverse spend.

•	Mr. Caruso continued to strengthen the Company’s critical position bench strength and exceeded targets for incumbent retention in these areas.

•	Mr. Caruso also worked with the business to help establish the proper accounting treatment for U.S. Health Care Reform, and provide clear communication to the investment community and legislators about the impact to the Company and the general healthcare industry. He also advocated with key stakeholders for an international tax system that would maintain and enhance the competitiveness of U.S. multinationals in the global marketplace.

•	Mr. Caruso continued to be recognized by the investment community, enhancing the Company’s reputation.

•	Under Mr. Caruso’s direction, the Information Technology function continued to reduce the Company’s IT risk exposure and provided support for new enterprise business processes, while realizing cost efficiencies.

Compensation

•	Mr. Caruso was awarded an annual performance bonus equal to 96% of his target (after the broad-based 10% reduction) based on the results of his function and overall business performance. He also received an option/RSU award equal to 100% of his target and a CLP grant equal to 100% of his target.

•	Mr. Caruso’s total compensation is between the 50th percentile and 75th percentile of the Executive Peer Group. Please see the tables on pages 43 and 44 of this Proxy Statement for the award values for each pay component.

•	For Mr. Caruso, the Committee approved a 3.0% merit increase, in line with the U.S. merit increase budget, effective February 21, 2011.

Russell C. Deyo — Vice President, General Counsel

Mr. Deyo currently serves as Vice President, General Counsel with additional responsibility for the offices of Health Care Compliance & Privacy, Security and Aviation. Mr. Deyo was also responsible for the worldwide Human Resources function from November 2009 to September 2010 and Government Affairs and Policy through December 2010.

Strategic Results

•	The Law Department under Mr. Deyo’s leadership, won or made substantial progress on, significant litigation matters and government investigations, including resolving patent litigations resulting in substantial payments to the Company and significant net projected savings.

•	The Law Department provided effective legal guidance on complex acquisitions/licensing arrangements, including the acquisition of Crucell N.V., and on complex regulatory matters.

•	The Law Department effectively extended Johnson & Johnson’s intellectual property portfolio. The worldwide patent portfolio exceeds 52,000 patents, and over 8,000 trademark applications were filed in 2010. The Department played a leadership role, on a global basis, in shaping policies relating to intellectual property protection, civil justice reform and corporate governance.

•	Under Mr. Deyo’s direction, the Office of Healthcare Compliance & Privacy developed robust global training programs relating to Foreign Corrupt Practices Act issues. The U.S. Department of Health & Human Services (“HHS”) approved, without noting any performance gaps, implementation of the Corporate Integrity Agreement between Pharmaceuticals North America and HHS.

•	The Government Affairs and Policy Group helped shape healthcare reform in the U.S., China, Japan and India, and improved reimbursement for our medicines in China and Japan.

•	The Human Resources group developed a global five-year strategic plan, completed a successful roll out of the Global Compensation Framework, accelerated the year-end performance and compensation review cycle, and re-staged the global HR payroll and data management system to ensure its success.

•	Mr. Deyo led the integration of the global Health Care Compliance & Privacy organizations into a single structure, and restructured the Law Department in Latin America and Asia Pacific to better align with business needs.

Compensation

•	Mr. Deyo was awarded an annual performance bonus equal to 99% of his target (after the broad-based 10% reduction). He also received an option/RSU award equal to 100% of his target and a CLP grant equal to 100% of target.

•	Mr. Deyo’s total compensation is above the 75th percentile of the Executive Peer Group. Please see the tables on pages 43 and 44 of this Proxy Statement for the award values of each pay component.

•	For Mr. Deyo, the Committee approved a 3.0% merit increase, in line with the U.S. merit increase budget, effective February 21, 2011.

Colleen A. Goggins — Worldwide Chairman, Consumer Group

Financial Results:

		2010
Financial Objective — Consumer	Goal	Results
Sales Growth (operational)	1.4% - 1.7%	(8.7%)

Management Net Income Growth	9.3% - 13.8%	(13.5%)(1)

Cash Flow Metric ($ in millions)	($751) - ($830)	($570)

(1)	Excluding special items.

Strategic Results

•	The Consumer Group’s 2010 overall performance saw a significant decline due to numerous product recalls at McNeil Consumer Healthcare, the general economic slowdown, and greater consumer sensitivity to spending. Total sales declined approximately 9% operationally in 2010. The product recalls at McNeil triggered the need to make additional investments in the manufacturing operations in 2010 that will continue in 2011.

•	New product launch objectives were met and the value of the new product pipeline increased by double digits, particularly on the key growth franchises — Beauty, OTC, and Listerine — as well as in the emerging markets.

•	In a challenging year, the Consumer Group maintained leadership pipelines, diversity and workforce representation. A comprehensive review was initiated to address organization complexity and clarify decision-making in the commercial units.

Compensation

•	After a distinguished career with the Company, spanning almost 30 years, Ms. Goggins retired on March 1, 2011.

•	The 2010 compensation for Ms. Goggins reflects her retirement. Due to her retirement, she did not receive a salary increase or long-term incentive grants in 2011.

•	Ms. Goggins was awarded an annual performance bonus for 2010 equal to 48% of her target (after the broad-based 10% reduction).

•	Ms. Goggins’s total compensation is below the 50th percentile of the Executive Peer Group. Please see the tables on pages 43 and 44 of this Proxy Statement for the award values for each pay component.

Sherilyn S. McCoy — Vice Chairman, Executive Committee

For 2010, Ms. McCoy served as Worldwide Chairman, Pharmaceuticals Group. In December 2010, as a part of the expansion of the Office of the Chairman, Ms. McCoy was named as one of two Vice Chairmen of the Executive Committee, effective January 3, 2011. Ms. McCoy’s expanded responsibilities include the Pharmaceuticals Group, the Consumer Group, the Corporate Office of Science & Technology, and Corporate Affairs.

Financial Results:

		2010
Financial Objective — Pharmaceuticals	Goal	Results
Sales Growth (operational)	(0.5%) - (0.6%)	(0.9%)

Management Net Income Growth	1.3% - 5.4%	3.7%(1)

Cash Flow Metric ($ in millions)	($884) - ($977)	($333)

(1)	Excluding special items.

Strategic Results

•	In 2010, the Pharmaceuticals Group, under Ms. McCoy’s leadership, made significant progress executing against goals, with a focus on revitalizing the portfolio, advancing the product pipeline, investing in key products, and developing people and organizational capabilities.

•	In aggregate, the Pharmaceuticals Group met its financial objectives, taking into consideration the advent of U.S. healthcare reform in March and managing the impact of austerity measures by governments in many markets around the world. Priority products, including four launched in 2009, generated new revenue fully sufficient to offset the significant reduction in revenue due to loss of patent exclusivity.

•	The Pharmaceuticals Group advanced five compounds into registration, including: a first-in-class treatment for prostate cancer patients who have failed chemotherapy; an anticoagulant for the prevention and treatment of thrombosis that is more predictable than the standard of care; a one-pill, once-a-day therapy for HIV; and a first-in-class compound for the treatment of Hepatitis C. The Group also advanced a diabetes treatment compound into Phase 3 clinical testing.

•	Positioning the Group for expansion into new categories, Ms. McCoy led the acquisition of Crucell (completed in 2011), which will provide entry into vaccines, a complementary segment important in both developing and developed markets.

•	Ms. McCoy strengthened leadership capabilities in critical geographies, including emerging markets, to position these businesses for stronger, sustainable future growth.

•	Under Ms. McCoy’s leadership, the organization enhanced the R&D and commercial business models in major markets, resulting in strengthened therapeutic area platforms and more customer focused, leaner commercial structures, laying the foundation for the organizational alignment and agility necessary to drive critical business priorities going forward.

Compensation

•	Ms. McCoy was awarded an annual performance bonus equal to 115% of her target (after the broad-based 10% reduction). She also received an option/RSU award equal to 100% of her target and a CLP grant equal to 122% of her target.

•	Ms. McCoy’s total compensation is between the 50th and the 75th percentile of the Executive Peer Group. Please see the tables below for the award values of each pay component.

•	For Ms. McCoy, the Committee approved a 14.5% salary increase, effective January 3, 2011, which includes both a 3.6% merit increase, in line with the U.S. merit increase budget, and a 10.9% promotional increase for her new role as Vice Chairman of the Executive Committee.

2011 Award Values for Individual Pay Components

The following table shows the performance bonus and long-term incentive grants approved in January 2011 for performance in 2010 for each Named Executive Officer. This table does not include CLC and CLP dividend equivalent payments, change in pension value, non-qualified deferred compensation earnings or the items categorized under “All Other Compensation” in Column H of the Summary Compensation Table on page 46 of this Proxy Statement.

										Total
	Approval/		Annual	Options	Options	RSUs	RSUs	CLPs	CLPs	Planned
	Award	Salary	Performance	Granted	Granted	Granted	Granted	Granted	Granted	Compensation
Name	Date	($)(1)	Bonus ($)	(#)	($)(2)	(#)	($)(3)	(#)	($)(4)	($)

W. C. Weldon	1/10/2011	$1,851,154	$1,976,000	560,691	$4,189,483	46,724	$2,608,694	1,357,855	$6,830,011	$17,455,342
D. J. Caruso	1/10/2011	749,854	900,000	145,447	1,086,780	12,121	676,740	359,840	1,809,995	5,223,369
R. C. Deyo	1/10/2011	867,377	1,080,000	168,444	1,258,614	14,037	783,714	359,840	1,809,995	5,799,700
C. A. Goggins	1/10/2011	823,031	500,000	0	0	0	0	0	0	1,323,031
S. S. McCoy	1/10/2011	780,377	1,125,000	151,621	1,132,912	12,635	705,437	437,375	2,199,996	5,943,722

(1)	The amounts reported represent base salaries paid to each of the Named Executive Officers for the 2010 fiscal year.

(2)	Option exercise price was $62.20. The grant date fair value as calculated under U.S. GAAP was $7.472 per option share. The Black-Scholes option valuation model was used with the following assumptions: volatility of 18.27% based on a blended rate of four-year daily historical average volatility rate and a five-week average implied volatility rate based on at-the-money traded Johnson & Johnson stock options with a life of two years; dividend yield of 3.60%; risk-free interest rate of 2.42% based on a U.S. Treasury rate of six years; and a six-year option life.

(3)	The price used to determine the number of RSUs granted was $62.20, which was the average of the high and low prices of the Company’s Common Stock on the NYSE on the grant date. The grant date fair value for the RSU awards as calculated under U.S. GAAP was $55.832 per RSU based on the average of the high and low prices of the Company’s Common Stock on the NYSE on the grant date and discounted by an expected dividend yield of 3.60% due to the lack of dividends paid on the RSUs prior to vesting.

(4)	The defined CLP present value for purposes of determining the number of CLPs granted is the sum of the core CLP unit value on the date of grant and the estimated present value of the dividend equivalents to be paid over the 10-year CLP term. For the January 10, 2011 grant, the defined present value per CLP was $5.03. This consisted of the core CLP unit value of $4.26 and the estimated present value of the dividend equivalents of $0.77. The estimated present value of the dividend equivalents was calculated assuming a dividend equivalent amount of $0.1444 per unit per year, and a 4.27% discount rate. The calculation took into account that dividend equivalents are only paid on vested CLPs.

The following table shows the total compensation for 2009 and 2010 and the year-on-year change in total compensation for each Named Executive Officer. The total compensation amounts for 2009 include the base salaries paid to each Named Executive Officer for the 2009 fiscal year. Note, in the March 17, 2010 Proxy Statement, the total compensation for 2009 included the new annual base salary rate for 2010 rather than the base salaries paid for the 2009 fiscal year.

	Total Planned		Change in Total	Change in Total
	Compensation ($)		Planned	Planned
Name	2009	2010	Compensation ($)	Compensation (%)

W. C. Weldon	$19,789,526	$17,455,342	($2,334,184)	(12%)
D. J. Caruso	5,055,713	5,223,369	167,656	3%
R. C. Deyo	5,176,608	5,799,700	623,092	12%
C. A. Goggins	5,314,391	1,323,031	(3,991,360)	(75%)
S. S. McCoy	5,986,298	5,943,722	(42,576)	(1%)

The following table shows the increase in the annual base salary rate approved on January 10, 2011 for each Named Executive Officer. The annual base salary rates are all effective as of February 21, 2011, except for Ms. McCoy whose increase is effective as of January 3, 2011 (the effective date of her promotion).

	Old Annual			New Annual
	Base Salary	Salary		Base Salary
Name	Rate	Increase		Rate

W. C. Weldon	$1,860,000	3.0%		$1,915,800
D. J. Caruso	753,900	3.0%		776,500
R. C. Deyo	873,100	3.0%		899,300
C. A. Goggins	827,200	0.0%		827,200
S. S. McCoy	785,900	14.5	%(1)	900,000

(1)	Includes a 3.6% merit increase and a 10.9% promotional increase.

SECTION IV — ADDITIONAL INFORMATION CONCERNING EXECUTIVE COMPENSATION

Use of Tally Sheets

The Committee reviews compensation tally sheets, prepared by management and reviewed by the Committee’s compensation consultant, which present comprehensive data on the total compensation and benefits package for each of the Company’s executive officers. These tally sheets include all obligations for compensation, as well as analyses for hypothetical terminations and retirements to consider the Company’s obligations under such circumstances. The Committee does not use the tally sheets to determine the various elements of compensation or the actual amounts of compensation to be approved, but instead uses the tally sheets to evaluate the Company’s program design and its obligations under the plans.

Employment Arrangements and Agreements

None of the Named Executive Officers are covered by any special arrangements or agreements regarding benefits or payments upon termination. The Company offers broad-based, non-discriminatory separation benefits to full-time U.S. employees who are involuntarily terminated, based on level. This coverage provides employees, including the Named Executive Officers, with two weeks pay for each year of service, with a minimum of twelve weeks pay.

Change-in-Control Arrangements and Agreements

The Company does not have any change-in-control agreements or arrangements in place for any of its executive officers. In addition, there are no change-in-control provisions in any of the Company’s compensation plans or instruments.

Stock Ownership Guidelines for Directors and Executive Officers

The Company’s stock ownership guidelines for Directors and executive officers are intended to further align their interests with the interests of the Company’s shareholders. Under these guidelines, the Chairman/CEO is required to directly or indirectly own Company Common Stock equal in value to five times his or her annual base salary, and the other executive officers are required to own stock equal to three times his or her annual base salary. Non-Employee Directors are required to own stock equal to three times his or her annual cash retainer, including all stock initially granted upon joining the Board. The Board may designate other executive officers to be subject to specific stock ownership thresholds. Stock ownership for the purpose of these guidelines does not include shares underlying vested or unvested stock options or unvested RSUs. Individuals subject to these guidelines are required to achieve the relevant ownership threshold within five years after first becoming subject to the guidelines. If an individual becomes subject to a higher ownership threshold due to promotion or increase in base salary, that individual will be expected to meet the higher ownership threshold within three years. In the event there is a significant decline in the Company’s stock price that causes a Director’s or executive officer’s holdings to fall below the applicable threshold, the Director or executive officer will not be required to purchase additional shares to meet the threshold, but such Director or executive officer shall not sell or transfer any shares until the threshold has again been achieved. The Nominating & Corporate Governance Committee of the Board reviews compliance with these guidelines on an annual basis. Company policy prohibits Directors and executive officers from transacting in derivative instruments linked to the performance of the Company’s securities.

Executive Compensation Recoupment Policy

Under the Company’s compensation recoupment policy, in the event of a material restatement of the Company’s financial results, the Board will review the facts and circumstances that led to the requirement for the restatement and will take actions it deems necessary and appropriate. The Board will consider whether any executive officer received compensation based on the original financial statements because it appeared he or she achieved financial performance targets that in fact were not achieved based on the restatement. The Board will also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such actions or omissions constituted misconduct. The Board can elect to take the following actions against a particular executive officer, depending on all facts and circumstances as determined during its review: the recoupment of all or part of any bonus or other compensation paid to the executive officer that was based upon achievement of financial results that were subsequently restated; disciplinary actions, up to and including termination; and/or the pursuit of other available remedies.

Tax Impact on Compensation

The Committee has reviewed the Company’s compensation plans with regard to the deduction limitation under the Omnibus Budget Reconciliation Act of 1993 (the “Act”) and the final regulations interpreting the Act that have been adopted by the U.S. Internal Revenue Service (the “IRS”) and the U.S. Department of the Treasury. Based on this review, the Committee determined that the stock option grants under the Johnson & Johnson 2005 Long-Term Incentive Plan (the “LTI Plan”), as previously approved by shareholders, meet the requirements for deductibility under the Act. RSU grants under this same plan do not meet the requirements for deductibility under the Act.

In order to permit the future deductibility of executive bonus awards paid in cash and stock-based incentives for certain executive officers of the Company, the Committee and the Board of Directors adopted the EIP that was approved by shareholders. As a result, all executive bonus awards qualify as performance-based and are not subject to the tax deductibility limitation of Section 162(m) of the IRC. In addition, the Committee approved the Executive Income Deferral Plan (the “EIDP”) that allows an individual executive officer to elect to defer a portion of base salary, cash and stock bonus awards on an annual basis. Participation in the EIDP is limited to executive officers and is voluntary. Accordingly, any amounts that would otherwise result in non-tax deductible compensation may be deferred under the EIDP.

As a result of the implementation of the EIP, and permitting voluntary deferrals under the EIDP, the Company strives to maximize the tax deduction available under Section 162(m) of the IRC. However, in some cases, the Committee may elect to exceed the tax-deductible limits. This may be necessary for the Company to attract and retain global business leaders who can drive financial and strategic growth objectives that maximize long-term shareholder value.

EXECUTIVE AND DIRECTOR COMPENSATION

SUMMARY COMPENSATION TABLE

The following table provides information concerning the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers for fiscal 2010 and, for those executive officers who were named in the 2010 and 2009 Proxy Statements, for fiscal 2009 and 2008. For a complete understanding of the table, please read the narrative disclosures that follow the table.

						G
						Change in
						Pension
						Value and
					F	Non-Qualified
A	B				Non-Equity	Deferred	H
Name and	Fiscal	C	D	E	Incentive Plan	Compensation	All Other	I
Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)

William C. Weldon	2010	$1,851,154	$2,773,851	$4,713,177	$12,043,200	$7,084,673	$254,436	$28,720,491
Chairman/CEO	2009	1,802,500	2,762,532	5,238,069	12,831,146	7,983,010	196,587	30,813,844
	2008	1,792,019	2,452,129	3,979,360	12,598,260	8,001,976	303,688	29,127,432

Dominic J. Caruso	2010	749,854	566,102	961,873	2,550,400	732,237	71,819	5,632,285
VP, Finance; CFO	2009	723,739	486,847	923,105	2,441,300	601,651	43,708	5,220,350
	2008	701,442	389,612	632,234	1,999,500	452,397	43,995	4,219,180

Russell C. Deyo	2010	867,377	622,707	1,058,060	3,831,820	2,359,313	112,688	8,851,965
VP, General Counsel	2009	831,838	611,372	1,159,245	3,608,760	2,374,644	45,535	8,631,394
	2008	804,096	618,749	1,004,137	3,513,100	1,917,729	123,700	7,981,511

Colleen A. Goggins	2010	823,031	634,107	1,077,431	3,404,650	1,737,017	62,378	7,738,614
WW Chairman, Consumer Group	2009	795,854	634,037	1,202,179	3,784,070	1,840,303	60,453	8,316,896
	2008	766,635	630,240	1,022,731	3,687,885	1,600,850	69,844	7,778,185

Sherilyn S. McCoy	2010	780,377	679,311	1,154,247	3,221,760	1,602,966	78,443	7,517,104
Vice Chairman,	2009	747,731	407,599	772,833	2,626,630	1,188,351	36,890	5,780,034
Executive Committee

Salary (Column C)

The amounts reported in Column C represent base salaries paid to each of the Named Executive Officers for the listed fiscal year.

Stock Awards (Column D)

The amounts reported in Column D represent the grant date fair value of RSU awards, in accordance with U.S. GAAP, for the listed fiscal year. Under U.S. GAAP, the fair value of RSU awards is estimated on the grant date and discounted for dividends because dividends are not paid on RSUs during the vesting period.

Restricted Share Unit Fair Values

	RSU Grant Date
	2/11/08	2/9/09	2/8/10

Common Stock Fair Market Value(1)	$61.75	$58.33	$62.62
Dividend Yield	2.90%	3.30%	3.30%
RSU Fair Value	$56.605	$52.832	$56.718

(1)	Average of the high and low prices of the Company’s Common Stock on the NYSE on the grant date.

Determination of RSU awards and certain terms and conditions of the RSUs are described in the section entitled “Compensation Discussion and Analysis — Section II — Compensation Framework and Pay Components — Components of Executive Compensation” on pages 29 and 31 of this Proxy Statement.

Option Awards (Column E)

The amounts reported in Column E represent the grant date fair value of stock option awards granted in accordance with U.S. GAAP for the listed fiscal year.

Under U.S. GAAP, the fair value of each stock option award is estimated on the grant date using the Black-Scholes option valuation model based on the assumptions noted in the following table. The expected life of an option is determined using historical data. Expected volatility represents a blended rate of a four-year daily historical average volatility rate and a five-week average implied volatility rate based on at-the-money traded Johnson & Johnson stock options with a life of two years. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant.

Black-Scholes Assumptions

	Stock Option Grant Date
	2/11/08	2/9/09	2/8/10

Common Stock Fair Market Value(1)	$61.75	$58.33	$62.62
Risk Free Rate	2.97%	2.71%	2.78%
Expected Volatility	15.00%	19.48%	17.43%
Expected Life	6 yrs	6 yrs	6 yrs
Dividend Yield	2.90%	3.30%	3.30%
Fair Value	$7.655	$8.348	$8.031

(1)	Average of the high and low prices of the Company’s Common Stock on the NYSE on the grant date.

Determination of stock option awards and certain terms and conditions of the stock options are described in the section entitled “Compensation Discussion and Analysis — Section II — Compensation Framework and Pay Components — Components of Executive Compensation” on pages 29 and 31 of this Proxy Statement.

Non-Equity Incentive Plan Compensation (Column F)

The amounts reported in Column F represent the aggregate dollar value for each of the Named Executive Officers of the annual performance bonus for the listed fiscal year, CLCs that vested in the listed fiscal year and dividend equivalents received during the fiscal year. The specific amounts included in Column F are shown below.

				Value of CLC
				Dividend
		Annual	Value of CLCs	Equivalents
	Fiscal	Performance	that Vested in	Received During the
Name	Year	Bonus ($)	Fiscal Year ($)	Fiscal Year ($)	Total ($)

W. C. Weldon	2010	$1,976,000	$5,541,250	$4,525,950	$12,043,200
	2009	3,600,000	5,091,296	4,139,850	12,831,146
	2008	3,700,000	5,272,360	3,625,900	12,598,260
D. J. Caruso	2010	900,000	1,144,000	506,400	2,550,400
	2009	1,004,000	974,100	463,200	2,441,300
	2008	900,000	740,500	359,000	1,999,500
R. C. Deyo	2010	1,080,000	1,144,000	1,607,820	3,831,820
	2009	1,164,000	974,100	1,470,660	3,608,760
	2008	1,000,000	1,184,800	1,328,300	3,513,100
C. A. Goggins	2010	500,000	1,501,500	1,403,150	3,404,650
	2009	1,007,000	1,493,620	1,283,450	3,784,070
	2008	1,050,000	1,569,860	1,068,025	3,687,885
S. S. McCoy	2010	1,125,000	1,430,000	666,760	3,221,760
	2009	1,205,000	811,750	609,880	2,626,630

Annual performance bonuses for the listed fiscal year were approved by the Committee and paid to the Named Executive Officers in the first fiscal quarter of the following year in the form of 85% cash and 15% Company Common Stock as determined by the Committee.

CLCs are part of a deferred long-term compensation program under which performance units are awarded to key executives. Calculation of CLC unit value and certain terms and conditions of CLCs are described in the section entitled “Compensation Discussion and Analysis — Section II — Compensation Framework and Pay Components” on pages 32 and 33 of this Proxy Statement. The dollar value of the vested CLCs reported in this column was determined using the fiscal year-end 2009, 2008, and 2007 value of $35.75, $32.47, and $29.62 per CLC, respectively.

CLC dividend equivalents are paid to CLC Plan participants during the fiscal year on vested and unvested CLCs in the same amount and at the same time as dividends on the Company’s Common Stock. The amounts of dividend equivalents on unvested CLCs received in 2010 were for Mr. Weldon: $696,300, Mr. Caruso: $141,370, Mr. Deyo: $59,924, Ms. Goggins: $128,710 and Ms. McCoy: $246,870. Commencing with the CLPs (the successor instrument to CLCs) granted in February 2010, dividend equivalents will not be paid on CLPs that have not yet vested. See “Compensation Discussion and Analysis — Section II — Compensation Framework and Pay Components — Components of Executive Compensation — Long-Term Incentives — Certificates of Long-Term Performance — Dividend Equivalents” on page 32 of this Proxy Statement. No CLPs vested during 2010 and no dividend equivalents were paid on CLPs during 2010.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column G)

Change in Pension Value

The changes in pension value included in the figures reported in Column G represent the increase in the present value of the accrued pension benefit for each Named Executive Officer. This increase in present value is not a current cash payment. It represents the increase in the value of the Named Executive Officers’ pensions, which are only paid after retirement.

The accrued pension benefits for each of the Named Executive Officers were calculated based on the final average pay and the years of service as of the listed fiscal year-end. The present value of the accrued pension benefits for each Named Executive Officer increased over the previous year-end because:

•	An additional year of completed service was included in the calculation of benefits;

•	The average of the most recent five years of pay increased over the five-year average pay as of the previous fiscal year-end (for most of the Named Executive Officers); and

•	The normal retirement age, the assumed commencement of benefits, is one year closer.

The present value can also increase or decrease in value due to changes in actuarial assumptions. Between fiscal year-end 2007 and fiscal year-end 2008, the mortality table changed from the 1994 Group Annuity Mortality Table (the “GAM 1994 Table”) projected to 2004 to the 1994 Uninsured Pensioner Mortality Table (the “UP-1994 Table”) projected to 2008, to reflect improvements in life expectancy. Between fiscal year-end 2008 and fiscal year-end 2009, the mortality table was changed to the UP-1994 Table projected to 2009. Between fiscal year-end 2009 and fiscal year-end 2010, the mortality table was changed to the UP-1994 Table projected to 2011 and the discount rate decreased from 6.50% to 5.98%. No other actuarial assumptions changed between fiscal year-end 2007 and fiscal year-end 2010.

Change in Non-Qualified Deferred Compensation Earnings

The CLC and CLP Plans are cash-based performance unit plans. The value of unit awards under both of these plans is disclosed in several tables in this Proxy Statement:

•	Grants of units are included in the Grants of Plan-Based Awards Table.

•	When units vest, their value is included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

•	The annual change in value of vested units between the time the units vest and are paid out is included in the Summary Compensation Table in the “Change in Pension Value and Non-Qualified

Deferred Compensation Earnings” column, but only to extent that the unit values grow at a rate that exceeds a reference rate of return.

•	The total value of vested units that have not been paid out as of the fiscal year end is included in the Non-Qualified Deferred Compensation Table.

The change in the values of the CLCs and CLPs depend on the long-term operational performance of the Company. The amounts representing the above-reference-rate returns on all CLCs vested as of the listed fiscal year-end are included in Column G. As of the 2010 fiscal year-end, no CLPs had yet vested.

The Company uses 120% of the December applicable federal long-term interest rate (“AFR”) as the reference rate to compare potential returns of CLCs. The CLC unit value increased 6.69% in 2010, from $35.75 as of fiscal year-end 2009 to $38.14 as of fiscal year-end 2010. 120% of the AFR for December 2010 was 4.24%.

The calculation for CLCs in 2010 was 2.45%; the CLC unit value increase of 6.69% minus the reference rate of return of 4.24%. As an example, for Mr. Weldon, the actual increase in the value of his vested CLCs in 2010 was $4,337,850, while the above-reference-rate calculation was $1,586,673 of this amount. This is an unrealized amount and not actual compensation received by the executive for the year.

The table below shows the specific amounts of change in pension value and above-reference-rate calculation for vested CLCs for 2008, 2009, and 2010 included in Column G using 120% of AFR as the reference rate.

		Change in	Above-Reference-
	Fiscal	Pension	Rate Calculation for
Name	Year	Value ($)	Vested CLCs ($)	Total ($)

W. C. Weldon	2010	$5,498,000	$1,586,673	$7,084,673
	2009	5,244,000	2,739,010	7,983,010
	2008	6,099,932	1,902,044	8,001,976

D. J. Caruso	2010	581,000	151,237	732,237
	2009	369,000	232,651	601,651
	2008	311,945	140,452	452,397

R. C. Deyo	2010	1,718,000	641,313	2,359,313
	2009	1,217,000	1,157,644	2,374,644
	2008	1,067,933	849,796	1,917,729

C. A. Goggins	2010	1,209,000	528,017	1,737,017
	2009	913,000	927,303	1,840,303
	2008	947,940	652,910	1,600,850

S. S. McCoy	2010	1,429,000	173,966	1,602,966
	2009	926,000	262,351	1,188,351

All Other Compensation (Column H)

The amounts reported in Column H represent the aggregate dollar amount for each Named Executive Officer for perquisites and other personal benefits, tax reimbursements, Company contributions to the

Company’s 401(k) Savings Plan, and insurance premiums. The following table shows the specific amounts included in Column H.

				Registrant
				Contributions to
		Perquisite and		Defined
	Fiscal	Other Personal	Tax	Contribution	Insurance
Name	Year	Benefits(1)	Reimbursements(2)	Plans	Premiums(3)	Total

W. C. Weldon	2010	$121,122	$6,320	$83,302	$43,692	$254,436
	2009	114,995	480	81,112	0	196,587
	2008	184,165	24,297	80,641	14,585	303,688

D. J. Caruso	2010	26,182	0	33,743	11,894	71,819
	2009	11,140	0	32,568	0	43,708
	2008	3,055	3,777	31,565	5,598	43,995

R. C. Deyo	2010	42,465	0	39,032	31,191	112,688
	2009	8,102	0	37,433	0	45,535
	2008	58,020	18,335	36,184	11,161	123,700

C. A. Goggins	2010	10,293	0	37,036	15,049	62,378
	2009	24,640	0	35,813	0	60,453
	2008	23,890	4,885	34,499	6,570	69,844

S. S. McCoy	2010	32,988	0	35,117	10,338	78,443
	2009	3,242	0	33,648	0	36,890

(1)	Under SEC Rules, companies are required to identify by type all perquisites and other personal benefits for a “named executive officer” if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and other personal benefits for that individual.

•	Mr. Weldon: The aggregate value of perquisites and other personal benefits for Mr. Weldon in fiscal 2010 was $121,122. This amount comprised: personal use of Company aircraft ($89,796); car and driver for commutation and other personal transportation ($29,635); and home security system monitoring fees.

•	Mr. Caruso: The aggregate value of perquisites and other personal benefits for Mr. Caruso in fiscal 2010 was $26,182. This amount comprised personal use of Company aircraft.

•	Mr. Deyo: The aggregate value of perquisites and other personal benefits for Mr. Deyo in fiscal 2010 was $42,465. This amount comprised: personal use of Company aircraft ($40,506) and home security monitoring fees.

•	Ms. Goggins: The aggregate value of perquisites and other personal benefits for Ms. Goggins in fiscal 2010 was $10,293. This amount comprised: personal use of Company aircraft and home security system monitoring fees.

•	Ms. McCoy: The aggregate value of perquisites and other personal benefits for Ms. McCoy in fiscal 2010 was $32,998. This amount comprised: personal use of Company aircraft ($32,904) and car and driver for commutation and other personal transportation.

Amounts for fiscal 2009 and 2008 for the Named Executive Officers were reported in the Company’s 2010 and 2009 Proxy Statements.

Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company. The Company calculates the aggregate incremental cost to the Company for personal use of Company aircraft as the sum of the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per mile flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate Company aircraft (e.g., aircraft purchase costs, maintenance not related to personal trips, and flight crew salaries) are not included. The Company calculates the aggregate incremental cost to the Company for Company cars and drivers for commutation and other personal transportation as the sum of the cost of fuel, driver overtime fees, and other smaller variable costs. Fixed costs that would be incurred in any event to operate Company cars (e.g., car purchase costs, maintenance not related to personal trips, and driver salaries) are not included. Executives are taxed on the imputed income attributable to personal use of Company aircraft and cars and do not receive tax assistance from the Company with respect to these amounts, except in certain instances when such use is required by Company policy.

(2)	Use of Company aircraft for business purposes and Company cars as required by Company policy.

(3)	No insurance premiums are reported in this table for 2009 because the executive life insurance premiums for fiscal 2009 were actually paid at the beginning of fiscal 2010. The insurance premiums paid in fiscal 2010 for fiscal 2009 were as follows: Mr. Weldon: $19,068; Mr. Caruso: $5,882; Mr. Deyo: $14,993; Ms. Goggins: $7,842; Ms. McCoy: $4,994. These premiums are included in the total premiums for 2010.

Total Compensation (Column I)

The amounts reported in Column I are the sum of Columns C through H for each of the Named Executive Officers. All compensation amounts reported in Column I include amounts paid and amounts deferred.

GRANTS OF PLAN-BASED AWARDS — 2010

The following table provides information concerning the annual performance bonus and long-term incentive awards made to each of the Named Executive Officers in fiscal 2010. For a complete understanding of the table, please read the narrative disclosures that follow the table.

								I
		Non-Equity Incentive		Estimated Future			H	All Other
		Plan Awards		Payouts			All Other	Option	J	K
		(Certificates of		Under Non-Equity			Stock	Awards:	Exercise	Closing	L	M
		Long-term Performance)		Incentive Plan			Awards:	Number of	or Base	Market	Grant	Grant
			D	Awards (Annual			Number of	Securities	Price of	Price on	Date Fair	Date Fair
	B	C	Unit	Performance Bonus)			Shares of	Underlying	Option	the Grant	Value of	Value of
A	Grant	Units	Present	E	F	G	Stock or	Options	Awards	Date	Stock	Option
Name	Date	Granted (#)	Value ($)	Threshold ($)	Target ($)	Maximum ($)	Units (#)	(#)	($/sh)	($)	Awards ($)	Awards ($)

W. C. Weldon	2/8/10	1,471,215	$4.69	$0	$2,976,000	$5,952,000	48,906	586,873	$62.62	$62.37	$2,773,851	$4,713,177

D. J. Caruso	2/8/10	383,795	4.69	0	942,375	1,884,750	9,981	119,770	62.62	62.37	566,102	961,873
	2/9/10	148,400	4.69

R. C. Deyo	2/8/10	319,830	4.69	0	1,091,375	2,182,750	10,979	131,747	62.62	62.37	622,707	1,058,060
	2/9/10	426,440	4.69

C. A. Goggins	2/8/10	383,795	4.69	0	1,034,000	2,068,000	11,180	134,159	62.62	62.37	634,107	1,077,431
	2/9/10	211,430	4.69

S. S. McCoy	2/8/10	469,085	4.69	0	982,375	1,964,750	11,977	143,724	62.62	62.37	679,311	1,154,247

Non-Equity Incentive Plan Awards (Columns C and D)

The amounts reported in Columns C and D relate to the CLPs awarded to the Named Executive Officers in February 2010 for the 2009 performance year. The value of CLPs granted in 2010 was based on the defined CLP present value as of fiscal year-end 2009. The defined CLP present value for purposes of determining the number of CLPs granted is the sum of (i) the core CLP unit value on the grant date and (ii) the estimated present value of the dividend equivalents to be paid over the 10-year CLP term.

For the February 2010 grant, the defined present value per CLP was $4.69. This consisted of the core CLP unit value of $3.99 and the estimated present value of the dividend equivalents of $0.70. The core CLP unit value equals the Company’s 5-year average Earnings Per Share. The estimated present value of the dividend equivalents was calculated assuming a dividend equivalent amount of $0.1354 per unit per year, and a 4.84% discount rate. The calculation took into account that dividend equivalents are only paid on vested CLPs.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns E through G)

The amounts reported in Columns E through G reflect threshold, target and maximum annual performance bonus award amounts for the 2010 performance year that were set in 2010. Actual annual performance bonus payments, as reflected in Column F of the Summary Compensation Table on page 46 of this Proxy Statement, were made in recognition of 2010 performance using the range represented in these Columns E through G as guidance.

Bonus targets as a percentage of base salary and annual performance bonuses paid to the Named Executive Officers were determined as described in the section entitled “Compensation Discussion and Analysis — Section II — Compensation Framework and Pay Components” on pages 27 through 31 of this Proxy Statement.

All Other Stock and Option Awards (Columns H through M)

The amounts reported in Columns H through M relate to the RSU and stock option grants awarded to the Named Executive Officers in February 2010 for the 2009 performance year. Under the terms of the LTI

Plan, the stock options were granted at an exercise price equal to the fair market value (calculated as the average of the high and low stock prices on the NYSE) of the Company’s Common Stock on the grant date. For the grants made in February 2010, the fair market value was $0.25 higher than the closing price on the grant date. Determination of RSU and stock option awards and certain terms and conditions of the RSUs and stock options are described in the section entitled “Compensation Discussion and Analysis — Section II — Compensation Framework and Pay Components” on pages 27 through 31 of this Proxy Statement.

Under U.S. GAAP, the grant date fair value of the RSU awards is estimated on the grant date and discounted for dividends because dividends are not paid on RSUs during the vesting period. The grant date fair value was $56.718 per RSU based on the average of the high and low prices of the Company’s Common Stock on the NYSE on the grant date and discounted by an expected dividend yield of 3.30%.

Under U.S. GAAP, the grant date fair value of each stock option award is calculated on the grant date using the Black-Scholes option valuation model. The stock options expiring on February 8, 2020 had a grant date present value of $8.031 per option share. The Black-Scholes model was used with the following assumptions: volatility of 17.43% based on a blended rate of four-year daily historical average volatility rate and a five-week average implied volatility rate based on at-the-money traded stock options with a life of two years; dividend yield of 3.30%; risk-free interest rate of 2.78% based on a U.S. Treasury rate of six years; and a six-year option life.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2010

The following table provides information concerning the unexercised stock options outstanding and unvested RSUs for each of the Named Executive Officers as of fiscal year-end 2010.

							Stock Awards
								I
							H	Market
	Options						Number of	Value of
			Number of Securities				Shares or	Shares or
			Underlying Unexercised		F	G	Units of	Units of
	B	C	Options (#)		Option	Option	Stock That	Stock That
A	Grant	Vesting	D	E	Exercise	Expiration	Have Not	Have
Name	Date	Date	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Not Vested ($)

W. C. Weldon	2/11/02	2/12/05	600,000		$57.30	2/10/12
	2/10/03	2/11/06	450,000		52.20	2/8/13
	2/9/04	2/10/07	325,000		53.93	2/7/14
	2/14/05	2/15/08	410,000		66.18	2/13/15
	2/13/06	2/14/09	452,520		58.34	2/12/16
	2/12/07	2/13/10	457,178		65.62	2/10/17
	2/11/08	2/12/11		519,838	61.75	2/10/18	43,320	$2,679,342
	2/9/09	2/10/12		627,464	58.33	2/8/19	52,289	3,234,075
	2/8/10	2/9/13		586,873	62.62	2/8/20	48,906	3,024,836
D. J. Caruso	2/11/02	2/12/05	30,000		57.30	2/10/12
	2/10/03	2/11/06	20,400		52.20	2/8/13
	2/9/04	2/10/07	30,000		53.93	2/7/14
	2/14/05	2/15/08	30,000		66.18	2/13/15
	2/13/06	2/14/09	20,569		58.34	2/12/16
	2/12/07	2/13/10	41,146		65.62	2/10/17
	2/11/08	2/12/11		82,591	61.75	2/10/18	6,883	425,714
	2/9/09	2/10/12		110,578	58.33	2/8/19	9,215	569,948
	2/8/10	2/9/13		119,770	62.62	2/8/20	9,981	617,325

							Stock Awards
								I
							H	Market
	Options						Number of	Value of
			Number of Securities				Shares or	Shares or
			Underlying Unexercised		F	G	Units of	Units of
	B	C	Options (#)		Option	Option	Stock That	Stock That
A	Grant	Vesting	D	E	Exercise	Expiration	Have Not	Have
Name	Date	Date	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Not Vested ($)

R. C. Deyo	2/11/02	2/12/05	125,000		$57.30	2/10/12
	2/10/03	2/11/06	110,000		52.20	2/8/13
	2/9/04	2/10/07	110,000		53.93	2/7/14
	2/14/05	2/15/08	125,000		66.18	2/13/15
	2/13/06	2/14/09	113,130		58.34	2/12/16
	2/12/07	2/13/10	114,294		65.62	2/10/17
	2/11/08	2/12/11		131,174	61.75	2/10/18	10,931	$676,082
	2/9/09	2/10/12		138,865	58.33	2/8/19	11,572	715,728
	2/8/10	2/9/13		131,747	62.62	2/8/20	10,979	679,051
C. A. Goggins	2/11/02	2/12/05	123,300		57.30	2/10/12
	2/10/03	2/11/06	108,085		52.20	2/8/13
	2/9/04	2/10/07	118,150		53.93	2/7/14
	2/14/05	2/15/08	130,000		66.18	2/13/15
	2/13/06	2/14/09	112,359		58.34	2/12/16
	2/12/07	2/13/10	114,294		65.62	2/10/17
	2/11/08	2/12/11		133,603	61.75	2/10/18	11,134	688,638
	2/9/09	2/10/12		144,008	58.33	2/8/19	12,001	742,262
	2/8/10	2/9/13		134,159	62.62	2/8/20	11,180	691,483
S. S. McCoy	2/11/02	2/12/05	21,000		57.30	2/10/12
	2/10/03	2/11/06	20,000		52.20	2/8/13
	2/9/04	2/10/07	25,000		53.93	2/7/14
	2/14/05	2/15/08	28,000		66.18	2/13/15
	2/13/06	2/14/09	34,282		58.34	2/12/16
	2/12/07	2/13/10	44,499		65.62	2/10/17
	2/11/08	2/12/11		64,777	61.75	2/10/18
	2/9/09	2/10/12		92,577	58.33	2/8/19	7,715	477,173
	2/8/10	2/9/13		143,724	62.62	2/8/20	11,977	740,777

Market Value of Shares or Units of Stock That Have Not Vested (Column I)

The market value of unvested RSUs included in Column I was calculated using the closing price of the Company’s Common Stock on the NYSE on December 31, 2010, which was the last business day of fiscal 2010, of $61.85.

OPTION EXERCISES AND STOCK VESTED — 2010

The following table provides information concerning the exercises of stock options during fiscal 2010 on an aggregated basis and RSUs vested during 2010 for each of the Named Executive Officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares Acquired	Value Realized
	Acquired on	Value Realized	on Vesting	Upon on
Name	Exercise (#)	Upon Exercise ($)	(#)	Vesting ($)

W. C. Weldon	240,000	$1,828,382	38,098	$2,383,411
D. J. Caruso	19,800	159,390	3,429	214,518
R. C. Deyo	170,000	1,552,100	9,525	595,884
C. A. Goggins	55,465	451,873	9,525	595,884
S. S. McCoy	15,000	182,700	0	0

PENSION BENEFITS — 2010

The following table provides information as of fiscal year-end 2010 with respect to the Company’s pension plans for each of the Named Executive Officers. For a complete understanding of the table, please read the narrative disclosures that follow the table.

				Present
		Number of	Normal	Value of
		Years Credited	Retirement	Accumulated
Name	Plan Name	Service (#)	Age(1)	Benefit ($)

W. C. Weldon	Salaried Pension Plan	39.33	62	$1,601,000
	Excess Pension Plan			43,325,000
D. J. Caruso	Salaried Pension Plan	11.00	62	255,000
	Excess Pension Plan			1,528,000
R. C. Deyo	Salaried Pension Plan	25.33	62	979,000
	Excess Pension Plan			8,334,000
C. A. Goggins	Salaried Pension Plan	29.08	62	823,000
	Excess Pension Plan			6,686,000
S. S. McCoy	Salaried Pension Plan	28.50	62	633,000
	Excess Pension Plan			3,801,000

(1)	Normal retirement age is calculated as the greater of 62 or the employee’s age as of fiscal year-end 2010.

Each of the Named Executive Officers participates in the same defined benefit pension plans offered to other U.S. non-union employees. Annuity benefits payable under the U.S. plans are calculated as:

(1) Final average earnings multiplied by 1.667%, multiplied by years of service prior to 2005, plus

(2) Final average earnings multiplied by 1.55%, multiplied by years of service after 2004, minus

(3) Age 65 Social Security benefits multiplied by 1.429%, multiplied by total years of service.

For this formula, “final average earnings” is defined as the average of the highest consecutive 60 months out of the last 120 months of pay, including base salary and bonus, and dividend equivalents paid or deferred on nonvested CLCs for years prior to 2009. The formula above produces the amount payable as a monthly annuity for the life of the Named Executive Officer beginning as early as age 62. Benefits can begin as early as age 55, but are subject to a 4% per year reduction for the number of years before age 62 that benefits begin.

The Salaried Pension Plan applies this formula to pay up to the IRS’s covered compensation limit ($245,000 in 2010). The Excess Pension Plan is a restorative supplemental retirement plan that uses the same formula (including the definition of final average earnings) as the Salaried Pension Plan without applying the IRS pay limits and is offset by amounts paid from the Salaried Pension Plan. Any U.S. non-union employee participates in the Excess Pension Plan if his or her covered compensation exceeds the IRS limit.

While a present value is shown in the table, benefits are not available as a lump sum and must be taken in the form of an annuity. Present values were calculated using the same actuarial assumptions applied in the calculation of pension liabilities reported in the Company’s 2010 Annual Report (discount rate of 5.98%, and mortality according to the UP-1994 table projected to 2011).

No payments were made in 2010 under the Company’s pension plans to any of the Named Executive Officers.

NON-QUALIFIED DEFERRED COMPENSATION — 2010

The following table provides information with respect to the Company’s defined contribution and non-tax-qualified compensation deferral plans for each of the Named Executive Officers for 2010. For a complete understanding of the table, please read the narrative disclosures that follow the table.

	B	C	D	E
	Executive	Registrant	Aggregate	Aggregate
A	Contributions in	Contributions in	Earnings	Balance
Name	Last FY ($)	Last FY ($)	in Last FY ($)	at Last FYE ($)

W. C. Weldon	—	$5,613,527	$7,011,677	$90,660,422
D. J. Caruso	$150,538	1,166,718	430,769	7,165,848
R. C. Deyo	—	1,172,007	2,014,597	30,077,616
C. A. Goggins	—	1,527,511	1,474,628	24,536,665
S. S. McCoy	100,000	1,454,092	491,056	7,820,045

Executive Contributions in Last Fiscal Year (Column B)

The amounts reported in Column B include amounts deferred in the last fiscal year under the Executive Income Deferral Plan, which allows eligible employees to defer up to 50% of base salary and 100% of annual performance bonus.

Registrant Contributions in Last Fiscal Year (Column C)

The amounts reported in Column C include Company contributions to each of the Named Executive Officer’s Excess Savings Plan account. These amounts also include the value of CLCs that vested during the fiscal year, calculated using the fiscal year-end 2009 CLC unit value of $35.75. The value of CLCs that vested during the fiscal year is also included in Column F of the Summary Compensation Table on page 46 of this Proxy Statement. The specific amounts included in Column C are shown below.

	Registrant
	Contribution to	Value of CLCs
	Excess Savings	Vested
Name	Plans ($)	in Last FY ($)	Total ($)

W. C. Weldon	$72,277	$5,541,250	$5,613,527
D. J. Caruso	22,718	1,144,000	1,166,718
R. C. Deyo	28,007	1,144,000	1,172,007
C. A. Goggins	26,011	1,501,500	1,527,511
S. S. McCoy	24,092	1,430,000	1,454,092

Aggregate Earnings in Last Fiscal Year (Column D)

The amounts reported in Column D include earnings on the Executive Income Deferral Plan, Excess Savings Plan and International Savings Plan, in addition to the change in value on all vested CLCs as of the fiscal year-end. The CLC unit value increased from $35.75 as of fiscal year-end 2009 to $38.14 as of fiscal year-end 2010. The portion of the change in value on all vested CLCs as of fiscal year-end 2010 deemed to be above-reference-rate returns is included in Column G of the Summary Compensation Table on page 46 of this Proxy Statement. The specific amounts included in Column D are shown below.

	Earnings
	on Income
	Deferral Program	Change in
	and Excess and	Value on All
	Int’l Savings	Vested CLCs at
Name	Plans ($)	Last FYE ($)	Total ($)

W. C. Weldon	$2,673,827	$4,337,850	$7,011,677
D. J. Caruso	17,299	413,470	430,769
R. C. Deyo	261,293	1,753,304	2,014,597
C. A. Goggins	31,068	1,443,560	1,474,628
S. S. McCoy	15,446	475,610	491,056

Aggregate Balance at Last Fiscal Year-End (Column E)

The amounts reported in Column E include the full balance of the Executive Income Deferral Plan, Excess Savings Plan and International Savings Plan for each of the Named Executive Officers. These amounts also include the full value (at $38.14) of all vested CLCs held by each Named Executive Officer as of fiscal year-end 2010. The specific amounts included in Column E are shown below.

	Full Balance of
	Income Deferral	Full Value of
	Plan and Excess	All Vested
	and Int’l Savings	CLCs at Last
Name	Plans ($)	FYE ($)	Total ($)

W. C. Weldon	$21,436,322	$69,224,100	$90,660,422
D. J. Caruso	567,628	6,598,220	7,165,848
R. C. Deyo	2,098,112	27,979,504	30,077,616
C. A. Goggins	1,500,105	23,036,560	24,536,665
S. S. McCoy	230,185	7,589,860	7,820,045

Each of the Named Executive Officers participates in two or more of the following non-tax qualified deferred compensation programs: Excess Savings Plan (all Named Executive Officers), International Savings Plan (Mr. Weldon and Ms. Goggins), Executive Income Deferral Plan (all Named Executive Officers), and CLC Plan (all Named Executive Officers).

The Company’s 401(k) Savings Plan provides a matching contribution of 4.5% of base salary for employees contributing at least 6% of base salary. Base salary covered under this plan is limited by the IRS (to $245,000 in 2010). The Excess Savings Plan credits an unfunded account for each individual with 4.5% of the amount of the base salary in excess of the IRS limit. The rate of earnings credited to these Excess Savings Plan accounts is equal to actual earnings in the Balanced Fund investment option within the Company’s 401(k) Savings Plan (14.3% in 2010). Distribution of Excess Savings Plan account balances will be made as a single lump sum six months after retirement or separation, unless the participant made an irrevocable deferral or installment election before December 15, 2008.

Mr. Weldon and Ms. Goggins have each worked at Johnson & Johnson locations outside of the United States where no U.S. tax-qualified savings plan was available. As a result, accounts in the International Savings Plan were credited with 3% of base salary for those periods. The rate of earnings credited to the International Savings Plan accounts is equal to actual earnings in the Fixed Interest Fund investment option within the Company’s 401(k) Savings Plan (4.1% in 2010). Distribution of International Savings Plan accounts are made upon retirement or separation from the Company.

Under the Executive Income Deferral Program, certain executives are eligible to defer up to 50% of base salary and 100% of performance bonus until they retire from the Company. Distribution of amounts deferred before 2005 can begin up to 10 years after separation or retirement and be paid as a lump sum or in up to 15 annual installments. Payment of amounts deferred after 2004 begins on the later of (i) six months after retirement; or (ii) January of the year following retirement. Deferred amounts are credited with earnings equal to the actual return on the following investment options: Johnson & Johnson Common Stock, One-Year Treasury Bills, or the investment options within the Company’s 401(k) Savings Plan. The allocation among these options is elected by the executive officer. For 2010, the return on the One-Year Treasury Bill option was 0.44% and the aggregate return (loss) on Company Common Stock for these participants was (0.58%).

No withdrawals or distributions were made to any of the Named Executive Officers under any of the Company’s defined contribution or non-tax-qualified compensation deferral plans in 2010.

DIRECTOR COMPENSATION — 2010

The following table provides information concerning the compensation of the Company’s Non-Employee Directors for 2010. Directors who are employees of the Company receive no additional compensation for their services as Directors or as members of Board committees. For a complete understanding of the table, please read the footnotes and the narrative disclosures that follow the table.

			D
	B	C	All Other
A	Fees Earned or	Stock	Compensation	E
Name	Paid in Cash ($)	Awards ($)	($)	Total ($)

M. S. Coleman	$110,000	$99,942	$19,998	$229,940
J. G. Cullen	130,000	99,942	—	229,942
I. E. L. Davis	55,000 (1)	59,580	—	114,580
M. M. E. Johns	112,500	99,942	10,000	222,442
A. G. Langbo	30,000 (1)	99,942	12,500	142,442
S. L. Lindquist	110,000	99,942	2,200	212,142
A. M. Mulcahy	112,500	99,942	—	212,442
L. F. Mullin	120,000	99,942	20,000	239,942
W. D. Perez	120,000	99,942	20,000	239,942
C. Prince	125,000	99,942	—	224,942
D. Satcher	120,000	99,942	20,000	239,942

(1)	Fees pro rated for partial service year. Mr. Davis joined the Board in July 2010. Mr. Langbo retired from the Board in April 2010.

Fees Earned or Paid in Cash (Column B)

In 2010, each Non-Employee Director received an annual fee of $100,000 (increasing to $110,000 for 2011) for his or her service as a member of the Company’s Board of Directors, except Messrs. Davis and Langbo, who each received a pro rata amount for partial year service. In addition, Non-Employee Directors received an annual fee of $5,000 for service on a Board committee, or $15,000 if he or she was Chairman of the committee. The Presiding Director was paid an additional annual fee of $10,000 (increasing to $25,000 for 2011). Non-Employee Directors were eligible to receive meeting fees of $1,500 per day if they attended a committee meeting held on a day other than a Board meeting day (none in 2010). Meeting fees are not paid for participation in telephonic committee meetings.

Stock Awards (Column C)

Each Non-Employee Director receives non-retainer equity compensation in the first quarter of each year under the LTI Plan in the form of shares of restricted Common Stock having a value of $100,000 on the grant date. Accordingly, each Non-Employee Director was granted 1,596 shares of restricted Common Stock under the LTI Plan in February 2010, except Mr. Davis who joined the Board in July 2010, and 1,650 shares of restricted Common Stock in February 2011, except Mr. Langbo who retired in April 2010. The restricted shares become freely transferable on the third anniversary of the grant date. In addition, each Non-Employee Director receives a one-time grant of 1,000 shares of unrestricted Common Stock upon first becoming a member of the Board, which Mr. Davis received in July 2010. All figures in Column C represent the grant date fair value, computed in accordance with U.S. GAAP.

The aggregate number of stock options outstanding for each Non-Employee Director and Mr. Langbo is indicated in the table below. The compensation costs for all of these options were recognized by the Company for financial reporting purposes prior to fiscal 2006. The Company ceased granting stock options to Non-Employee Directors after February 2004.

Name	Options (#)

M. S. Coleman	7,600
J. G. Cullen	18,650
A. G. Langbo	18,650
S. L. Lindquist	7,600
L. F. Mullin	18,650
D. Satcher	13,900

Non-Employee Directors are subject to the Stock Ownership Guidelines for Directors and Executive Officers described in the section entitled “Compensation Discussion and Analysis — Section IV — Additional Information Concerning Executive Compensation— Stock Ownership Guidelines for Directors and Executive Officers” on pages 44 and 45 of this Proxy Statement.

All Other Compensation (Column D)

Amounts in Column D reflect contributions made under the Company’s charitable matching gift program. Non-Employee Directors are eligible to participate in the Company’s charitable matching gift program for employees, pursuant to which the Company will contribute, on a two-to-one basis, up to $20,000 per year per employee or Non-Employee Director to certain charitable institutions.

Deferred Fee Plan for Non-Employee Directors

Under the Deferred Fee Plan for Non-Employee Directors, a Non-Employee Director may elect to defer payment of all or a portion of his or her fees until or beyond termination of his or her directorship. Deferred fees earn additional amounts based on a hypothetical investment in the Company’s Common Stock. (Non-Employee Directors who have served on the Board since prior to January 1, 1996 instead may elect to “invest” deferred fees into CLCs under the CLC Plan up to the time of termination of his/her directorship. Currently, no Directors have elected this option.) All Common Stock equivalent units held in each Non-Employee Director’s Deferred Fee Account receive dividend equivalents in the same amount and at the same time as dividends on the Company’s Common Stock.

Additional Arrangements

The Company pays for or provides (or reimburses Directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings or participating in director education programs and other director orientation or educational meetings.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of the Board of Directors of the Company by providing oversight of the financial management, legal compliance programs, independent auditor and financial reporting controls and accounting policies and procedures of the Company. The Company’s management is responsible for preparing the Company’s financial statements and systems of internal control and the independent auditor is responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent auditor.

In this context, the Audit Committee has met and held discussions with management and the internal and independent auditors (including private sessions with the internal auditors, the independent auditor, the Chief Financial Officer, the Chief Compliance Officer, and the General Counsel at each Audit Committee meeting). Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended January 2, 2011 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.

The Audit Committee has discussed with the independent auditor matters required to be discussed by the applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee and the independent auditor have discussed the auditor’s independence from the Company and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by the independent auditor and the fees and costs billed and expected to be billed by the independent auditor for those services (as shown on page 60 of this Proxy Statement). All of the non-audit services provided by the independent auditor since February 10, 2003, and the fees and costs incurred in connection with those services, have been pre-approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee. (This policy is discussed in further detail on page 61 of this Proxy Statement.) When approving the retention of the independent auditor for these non-audit services, the Audit Committee has considered whether the retention of the independent auditor to provide those services is compatible with maintaining auditor independence.

In reliance on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee believes that the non-audit services provided by the independent auditor are compatible with, and did not impair, auditor independence.

The Audit Committee also has discussed with the Company’s internal and independent auditors, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.

In further reliance on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee recommended to the Board of Directors on February 15, 2011, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors, and the Board has approved, subject to shareholder ratification, the selection of the Company’s independent auditor.

Mr. James G. Cullen, Chairman
Dr. Mary Sue Coleman
Mr. Ian E. L. Davis
Mr. Leo F. Mullin

ITEM 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year 2011. Shareholder ratification of the appointment is not required under the laws of the State of New Jersey, but the Board has decided to ascertain the position of the shareholders on the appointment. The Board of Directors will reconsider the appointment if it is not ratified. The affirmative vote of a majority of the shares voted at the meeting is required for ratification.

During fiscal years 2010 and 2009, PricewaterhouseCoopers not only acted as the independent registered public accounting firm for the Company and its subsidiaries (work related to the integrated audit of the Company’s consolidated financial statements and of its internal control over financial reporting), but also rendered on behalf of the Company and its subsidiaries other services.

Rules enacted under the Sarbanes-Oxley Act prohibit an independent auditor from providing certain non-audit services for an audit client. These rules became effective on May 6, 2003 for new engagements. All engagements with independent auditors to perform a prohibited non-audit service entered into prior to May 6, 2003 were required to be completed before May 6, 2004. Since May 6, 2004, PricewaterhouseCoopers has not provided any services that are prohibited under applicable rules and regulations. It is expected that PricewaterhouseCoopers will continue to provide certain accounting, additional audit, tax and other services to Johnson & Johnson and its affiliates, which are permitted under applicable rules and regulations.

The following table sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers for 2010 and 2009 for audit and non-audit services (as well as all “out-of-pocket” costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described following the table.

	Actual Fees
	2010	2009
	($ in thousands)

Audit Fees	$24,325	$23,140
Audit-Related Fees	6,330	6,730

Total Audit and Audit-Related Fees	30,655	29,870

Tax Fees	1,870	3,800

All Other Fees	240	460

Total Fees	$32,765	$34,130

Audit Fees — Consists of professional services rendered for the audit of the consolidated financial statements of the Company, quarterly reviews, statutory audits, issuance of comfort letters, consents, and assistance with and review of documents filed with the SEC.

Audit-Related Fees — Consists of assurance and related services related to employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultation and audits in connection with acquisitions and dispositions, system pre-implementation reviews, internal control reviews, attest services that are not required by statute or regulation, advice as to the preparation of statutory financial statements, and consultations concerning financial accounting and reporting standards.

Tax Fees — Consists of tax compliance (review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatments for certain expenses, and transfer pricing documentation for compliance purposes relating to acquisitions), state and local tax planning, and consultations with respect to various domestic and international tax matters.

All Other Fees — Consists of fees not included in the Audit, Audit Related or Tax categories and include reviews for compliance with various government regulations relating to the health care industry and privacy standards, and risk management reviews and assessments.

Pre-Approval of Audit and Non-Audit Services

Under the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee in 2003, the Audit Committee must pre-approve all audit and non-audit services provided by the independent auditors. The Policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent auditor. The Policy utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services.

In the first quarter of each year, the Audit Committee is asked to pre-approve the engagement of the independent auditors, and the projected fees, for audit services, audit-related services (assurance and related services that are reasonably related to the performance of the auditor’s review of the financial statements or that are traditionally performed by the independent auditor) and tax services (such as tax compliance, tax planning and tax advice) for the current year. In addition, the following specific routine and recurring other services may also be pre-approved generally for the current year: audits or reviews of third parties to assess compliance with contracts; risk management reviews and assessments; dispute analysis; health care compliance reviews; and other regulatory matters and certain projects to evaluate systems security.

The fee amounts approved at such first quarter meeting are updated to the extent necessary at the regularly scheduled meetings of the Audit Committee during the year. Additional pre-approval is required before actual fees for any service can exceed 5% of the originally pre-approved amount, excluding the impact of currency.

If the Company wants to engage the independent auditor for other services that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement as well as the projected fees. Additional pre-approval is required before any fees can exceed those fees approved for any such specifically-approved services.

If the Company wishes to engage the independent auditor for additional services that have not been generally pre-approved as described above, then such engagement will be presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then the Company may ask the Chairman of the Audit Committee to pre-approve such engagement. Any such pre-approval by the Chairman is then reported to the other Committee members at the next Committee meeting. In any event, pre-approval of any engagement by the Audit Committee or the Chairman of the Audit Committee is required before the independent auditors may commence any engagement.

In 2010, there were no fees paid to PricewaterhouseCoopers under a de minimis exception to the rules that waives pre-approval for certain non-audit services.

Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting of Shareholders and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from shareholders during the meeting.

The Board of Directors unanimously recommends that the shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2011.

ITEM 3:  ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Board recognizes that executive compensation is an important matter for our shareholders. The guiding principles of the Johnson & Johnson’s executive compensation philosophy and practice continue to be: Competitiveness; Pay for Performance; Accountability for Short- and Long-Term Performance; and Alignment to Shareholders’ Interests. Overarching these principles is adherence to Our Credo values, which emphasize the manner in which our financial and strategic objectives are achieved. We believe our compensation programs are strongly aligned with the long-term interests of our shareholders.

We are asking you to vote, in an advisory manner, to approve the executive compensation philosophy, policies and procedures described in the Compensation Discussion and Analysis (“CD&A”) section of the 2011 Proxy Statement, and the compensation of the Company’s Named Executive Officers, as disclosed in the 2011 Proxy Statement.

Before you vote, we urge you to read the CD&A section of this Proxy Statement (pages 21 to 45) for additional details on the Company’s executive compensation, including its governance, framework, components, and the performance assessments and compensation decisions for the Named Executive Officers for 2010.

As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Board of Directors values the opinions of our shareholders, and will consider the outcome of the vote when making future decisions on the compensation of our Named Executive Officers and the Company’s executive compensation principles, policies and procedures.

Therefore, the Board of Directors recommends that shareholders vote, in an advisory manner, FOR approval of the executive compensation philosophy, policies and procedures described in the CD&A section of the 2011 Proxy Statement, and the compensation of the Company’s Named Executive Officers, as disclosed in the 2011 Proxy Statement.

ITEM 4:  ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON NAMED
EXECUTIVE OFFICER COMPENSATION

We are asking shareholders to vote, in an advisory manner, on whether the advisory vote on Named Executive Officer compensation should occur every one, two, or three years. This advisory vote on frequency is required pursuant to Section 14A of the Securities Exchange Act (15 U.S.C. 78n-1), as amended. As an advisory vote, the results of this vote will not be binding on the Board or the Company.

Through discussions with many of our largest investors, we understand that the views of shareholders are currently varied over how frequently the advisory vote on Named Executive Officer compensation should occur. We believe that each company’s board should make a recommendation on the frequency question that it believes is best suited for that particular company and its shareholders. The law appropriately allows for some variability in the frequency of these advisory votes. The Board values the opinions of our shareholders, and will consider the outcome of this advisory vote when determining the frequency of the advisory vote on Named Executive Officer compensation.

The Board believes that having an advisory vote on Named Executive Officer compensation EVERY (1) YEAR will be a meaningful and effective way to use this method of gathering feedback on the Company’s executive compensation philosophy, policies and procedures.

The Board believes that holding the advisory vote on Named Executive Officer compensation annually should allow for frequent and timely feedback from shareholders. Because the results of the advisory vote on executive compensation are either “for” or “against” the compensation philosophy, policies and procedures described in the CD&A and the compensation of the Company’s Named Executive Officers disclosed in the proxy statement, further engagement with shareholders would be necessary to understand the reasons why shareholders might have voted “against” approval in any given year. While engagement with shareholders necessarily takes considerable resources, and adjusting compensation programs where needed also takes time, thoughtful deliberation, and analysis, the Board believes that having an annual advisory vote will provide valuable feedback on our shareholders’ views on executive compensation at Johnson & Johnson.

Receiving feedback from shareholders on executive compensation philosophy, policies and procedures is important to the Company, and the Company regularly engages with shareholders to hear and understand their specific concerns. The Company will continue to do so as we continue to believe that this is the most meaningful way to conduct dialogue with our investors.

Therefore, the Board of Directors recommends that shareholders vote, in an advisory manner, to hold an advisory vote on Named Executive Officer compensation EVERY (1) YEAR.

ITEM 5:  SHAREHOLDER PROPOSAL ON PHARMACEUTICAL PRICE RESTRAINT

The following shareholder proposal has been submitted to the Company for action at the meeting by The Sisters of Charity of Saint Elizabeth of Convent Station, New Jersey, beneficial owner of 500 shares of the Company’s Common Stock, as lead proponent for a filing group. The affirmative vote of a majority of the shares voted at the meeting is required for approval of the shareholder proposal. The text of the proposal follows:

PHARMACEUTICAL PRICE RESTRAINT

WHEREAS:

The cost of brand name drugs, some of them our Company’s, have skyrocketed in this country in recent years;

The Government’s General Accountability Office (GAO) found that between 2000-2008, 416 brand-name drugs had “extraordinary price increases”; most of these increases ranged from 100% to 499%;

Medco’s 2010 Drug Trend Report found that, while generic drug prices increased 0.3%, “inflation in branded drugs accelerated to an all-time high of 9.2%” and that the prices of specialty drugs increased 14.7%;

The Office of Actuary, Centers for Medicare and Medicaid Services projects that prescription drug expenditures will increase in 2018 92.7% from 2008 expenditures, exceeding all major categories of national health expenditures. It states: “Prescription drug spending is expected to be the fast growing component of Medicare over the projection period”;

AARP’s Public Policy Institute reported that the price of brand name prescriptions most widely used by Medicare beneficiaries increased by 9.7% in the 12 months ending with March 2010 and was much higher than the rate of increase observed during any of the prior eight years (2002-2009). While inflation rose 0.3% during his period, price increases for such drugs ranged from 5.3-9.3%;

AARP has also stated that the positive goals of the new health care reform law “could be eroded over the years if escalating drug prices are not addressed”;

While passage of health reform legislation was a major achievement, there are ongoing concerns as to its long-term affordability and accountability for controlling costs. Failure to control costs could undermine the goals of health care reform, i.e. accessible and affordable health care for all;

This resolution’s sponsors are not satisfied that the Company has made a clear case offering fiscal and moral justification for such exorbitant price increases. Neither has it given sufficient assurances that the present pattern of increases that far exceed the Consumer Price Index will not continue.

RESOLVED: Shareholders request that the Board of Directors create and implement a policy of price restraint on branded pharmaceuticals, utilizing a combination of approaches to keep drug prices at reasonable levels, such as an increase that would not exceed the previous year’s Consumer Price

Index, and report to shareholders by September 2011 on changes in policies and pricing procedures for pharmaceutical products (withholding any competitive information, and at reasonable cost).

MANAGEMENT’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

The Board of Directors favors a vote AGAINST the adoption of this proposal for the following reasons:

At Johnson & Johnson, our first commitment is, and always has been, to those who use our products and services — the patients, doctors, nurses, and others who rely on us to meet their health and medical needs. This commitment is rooted firmly in Our Credo.

We strive to ensure that our average price increases across the full range of our health care products is within the Consumer Price Index (CPI). The weighted-average compound annual growth rate of our net price increases for our total basket of health care products, including prescription and over-the-counter medicines and hospital and professional products, has been below CPI for many years.

It is also important to note that our pharmaceutical prices, in particular, reflect many factors — competitive dynamics, access for patients, and garnering a fair return for our shareholders. We are in a high risk/high return industry, with only 1 out of every 10,000 potential medicines making it through the research and development process to receive FDA approval. On average, this process takes over 10 years of lab and clinical research, and costs more than one billion dollars per product. Consequently, we must balance our desire to price products competitively with the need to cover these enormous costs, while also providing a fair return to investors.

Moreover, fulfilling our commitment to patients, doctors and other customers requires sustained investment in the research and development process necessary to create a robust pipeline of innovative therapies. New threats to health and wellness continue to emerge over time, and known diseases continue to evolve. Funding for continued innovation efforts in research and development helps ensure that we can provide the right medicines for the right patients to fight disease and protect health.

Johnson & Johnson also has had a sustained commitment spanning decades to ensure that lower-income and underprivileged patients are able to access our medicines. Our patient assistance programs serve millions of people in need annually, reflecting annual investments in the hundreds of millions of dollars, excluding administrative costs. Through industry-wide programs like ours, millions of uninsured and underinsured Americans receive deep discounts, often accessing medicines for free or nearly free.

We do not disagree with the concept of maintaining pharmaceutical prices at reasonable levels, and we will continue to price our pharmaceutical products in a reasonable and responsible manner in accordance with our Credo values. But because we must balance patient access and competitive dynamics with our need as a company to have the resources necessary to keep innovating new and better medicines, and at the same time, ensuring a fair return to our shareholders, the Board believes this proposal is not in the best interests of the Company or its shareholders.

It is, therefore, recommended that shareholders vote AGAINST this proposal.

ITEM 6:  SHAREHOLDER PROPOSAL ON AMENDMENT TO COMPANY’S EQUAL EMPLOYMENT OPPORTUNITY POLICY

The following shareholder proposal has been submitted to the Company for action at the meeting by Human Life International, Pro-Life Missionaries to the World, of Front Royal, Virginia, a beneficial owner of 300 shares of the Company’s Common Stock. The affirmative vote of a majority of the shares voted at the meeting is required for approval of the shareholder proposal. The text of the proposal follows:

Resolved: The Shareholders request Johnson & Johnson to amend its Equal Employment Opportunity Policy to explicitly include the prohibition of discrimination based on the health status of an applicant.

Statement: Our current Equal Employment Opportunity Policy list a number of factors where discrimination is strictly prohibited. Some of these areas reflect federal laws while others do not. By including a prohibition against discrimination because of health status in our employment policy, we reassure applicants who may have publicly disclosed serious health related issues, their application will be given serious consideration regardless of such disclosure.

This is important in the case of AIDS or breast cancer where people with these diseases have publicly disclosed their condition in order to better educate the public. In the example of breast cancer, it is especially important because Johnson & Johnson manufactures a number of oral contraceptives. A meta-analysis done by Dr. Chris Kahlenborn was published in the respected journal, Mayo Clinic Proceedings (October, 2006). This analysis noted that 21 out of 23 recent studies demonstrated a 44% combined increased risk of premenopausal breast cancer if women took oral contraceptives prior to their first term pregnancy. This result was significant at the 99% confidence level (ie, one of the highest levels of statistical certainty known in the medical field).

A change in our employment policy would make clear to courageous women with breast cancer and people with other diseases they need not fear decreased employment prospects from our company should they decide to make their afflictions more public.

MANAGEMENT’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

The Board of Directors favors a vote AGAINST the adoption of this proposal for the following reasons:

Diversity is a central part of the cultures across the Johnson & Johnson Family of Companies, and is a key to our passion for improving the health and well-being of people the world over. Further, our commitment to equal opportunity, diversity and inclusion is deeply rooted in the values instilled by Our Credo and is exemplified in many programs and activities at our companies.

We recognize that differences in age, race, gender, nationality, sexual orientation, physical ability, and background bring richness to our work environments. Such differences help us connect better with the health needs of people in communities around the world.

Our Equal Employment Opportunity Policy is related to and supports our diversity initiatives. The current Johnson & Johnson Equal Employment Opportunity Policy is broad and states that the Company “strictly prohibits discrimination against any employee or applicant for employment because of the individual’s race, color, religion, gender, sexual orientation, gender identity or expression, national origin, age, disability, veteran’s status, or any other characteristic protected by law.” (emphasis added)

The Board does not believe it is necessary or prudent to add the term “health status” to the Company’s Equal Employment Opportunity Policy. First, the policy is written in broad terms such that any alleged discrimination on the basis of “health status” would likely be covered by the existing language of the policy. (For example, the specific health conditions that the proponent raises — breast cancer and AIDS infection — would likely be covered under the “disability” element of the Company’s current policy.) Second, the term “health status” is not a term defined in this context by existing law or regulation, and adding such an undefined term to the policy, however well-intentioned it may be, could lead to unforeseen interpretations of what “health status” means and expose the Company to unnecessary disputes.

Thus, the Board believes the current language of the Company’s Equal Employment Opportunity Policy is appropriately inclusive and supportive of our commitment to diversity, and that the proponent’s proposed addition of the term “health status” would not be in the best interests of the Company or its shareholders.

It is, therefore, recommended that shareholders vote AGAINST this proposal.

ITEM 7:  SHAREHOLDER PROPOSAL ON ADOPTING NON-ANIMAL METHODS FOR TRAINING

The following shareholder proposal has been submitted to the Company for action at the meeting by Jill Maynard of Peekskill, New York, a beneficial owner of 1,000 shares of the Company’s Common Stock. The affirmative vote of a majority of the shares voted at the meeting is required for approval of the shareholder proposal. The text of the proposal follows:

Eliminate Unnecessary Use of Animals

RESOLVED, to maintain and promote the highest ethical and evidence-based training standards, the Board is requested to adopt available non-animal methods whenever possible and incorporate them consistently throughout all the Company’s operations.

Supporting Statement

The prevailing ethic governing the use of animals by the medical, scientific, and corporate community holds that animal use should be eliminated in favor of non-animal methods whenever and wherever possible. To use animals when effective alternatives are readily available is both out of step with this professional consensus and a disservice to our shareholders, who rightly expect our Company to maintain high training standards consistent with state-of-the-art science.

Johnson & Johnson’s Ethicon Institute for Surgical Education in India and Ethicon Endo-Surgery in the U.S. use healthy pigs for training medical professionals in the use of laparoscopic surgical equipment, even though our Company uses simulators for this purpose at other facilities. It is inexplicable that our Company would choose to use cruel, invasive, and demonstrably inferior training methods in one place and superior alternatives in another.

Animals in laboratories experience pain, fear, and stress. They spend their lives in unnatural settings, caged and deprived of companionship; are subjected to painful procedures; and are ultimately killed. This is the reality which must be acknowledged any time the use of animals is being considered.

Fortunately, for scientific, economic, and ethical reasons, the medical and scientific communities have developed and now rely on numerous non-animal training methods which have proved to be superior to the use animals. The use of live animals for laparoscopic training is illegal in Great Britain and the Netherlands, is not endorsed by the American College of Surgeons, and has been eliminated in all top American medical colleges.

Modern medical training employs virtual reality simulation, synthetic models, and human cadavers. These training tools replicate human anatomy, provide objective feedback for student assessment, and allow trainees to repeat procedures until vital skills have been mastered.1 Our Company uses, and has even developed, some of these methods. It should use them consistently throughout the corporation and its subsidiaries.

Our Company also uses live animals to train sales representatives. In one instance in 2009 at Ethicon Endo-Surgery, a marketing intern who was not even a regular employee was allowed to perform surgical procedures on a live pig in a sales training program. These animals are used as a matter of convenience rather than necessity. Competitors in the medical device industry have ceased this practice.

We urge shareholders to vote in favor of this socially and ethically responsible proposal.

[1]	Reznick RK et al. 2006. Teaching surgical skills — change is in the wind. New Engl J Med; 355(25):2664-9.

MANAGEMENT’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

The Board of Directors favors a vote AGAINST the adoption of this proposal for the following reasons:

The Company and its businesses take seriously their responsibility for the humane treatment of the animals used in research, development and training. In doing so, the Company has well-developed policies that guide the ethical practices of all of its businesses in the care and use of animals. Included in these policies is the principle that alternatives to animals should be used whenever possible. And while our businesses are to follow this principle, above all they must adhere to the primary principle of Our Credo that patient safety and well-being must be first and foremost in everything we do. Thus, at times, it becomes necessary for our businesses to use animals for teaching or demonstration purposes. This is especially true for certain of our medical device businesses’ products, for which proper training of the health professionals who will use them is critical to the safety of patients, and the currently available non-animal methods for training do not meet the necessarily high standards to ensure safe and proper use of these products.

“Our Commitment to Ethical Animal Care and Use” states, in relevant part:

The following principles confirm our commitment to the conservation and humane treatment of animals used for teaching and demonstration purposes, whether within Johnson & Johnson facilities or at outside institutions under the direction of Johnson & Johnson personnel:

•	Live animals shall be used for teaching or demonstration purposes only when actual participation by the trainee is required to learn the proper usage of a product in a medical or surgical procedure.

•	Participation in a training session shall be limited to only those individuals for whom the training experience is considered essential.

•	Alternative methods shall be employed whenever possible. These include, but are not limited to videotapes, synthetic models, computer simulation, abattoir specimens and reconstituted freeze-dried or gamma-irradiated specimens.

•	Live animals used in demonstrations shall be obtained only from licensed or approved sources and preferably will have been bred and reared specifically for research purposes.

•	The number of animals utilized for each session shall be the minimum necessary to provide appropriate training to the participants.

•	Anesthesia, preparation and usage of all animals shall be under the direction of a veterinarian or other suitably trained individual.

•	No animal shall be subjected to unnecessary pain and/or distress. In all instances the appropriate anesthetic agents, analgesics and tranquilizers shall be used.

•	Use of live animals or animal tissue specimens will be conducted only in approved and appropriate laboratory settings.

•	All surgical procedures, including pre- and post-procedural care utilizing animals will be conducted in full compliance with the Animal Welfare Act (7 USC 2143) and in a manner consistent with the National Institutes of Health Guide for the Care and Use of Laboratory Animals.

•	Only humane and appropriate methods of euthanasia will be used, as described by the American Veterinary Medical Association Panel on Euthanasia.

•	All animals shall be treated humanely. They shall be housed and cared for in accordance with requirements of the Animal Welfare Act (7 USC 2143) and in a manner consistent with the National Institutes of Health (NIH) Guide for the Care and Use of Laboratory Animals, the

Johnson & Johnson Policy on Humane Care and Use of Laboratory Animals, and all applicable state, local and institutional guidelines. Mistreatment of animals is grounds for dismissal.

•	Johnson & Johnson-sponsored teaching and demonstration sessions held at non-Johnson & Johnson facilities are expected to conform to the above guidelines.

“Our Commitment to Ethical Animal Care and Use” can be found in its entirety at http://www.jnj.com/connect/about-jnj/our-citizenship/ethical-research-and-development/ethical+
research+and+development. The Board believes that the Company’s existing policies address the proponent’s concerns and that this proposal is not in the best interests of the Company or its shareholders.

It is, therefore, recommended that shareholders vote AGAINST this proposal.

OTHER MATTERS

The Board of Directors does not intend to bring other matters before the meeting except items incident to the conduct of the meeting, and the Company has not received timely notice from any shareholder of an intent to present any other proposal at the meeting. On any matter properly brought before the meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

Electronic Voting Instructions
You can vote via the Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. You may also vote in person at the meeting.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Your telephone or Internet vote must be received by 11:00 p.m., Eastern Time, on April 27, 2011.

Vote via the Internet · Log on to the Internet and go to www.investorvote.com/JNJ · Follow the steps outlined on the secured website.

Vote via Telephone · Call TOLL FREE 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	· Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Items	+

The Board of Directors recommends a vote FOR all Director nominees listed, FOR Items 2 and 3, for 1 YEAR on Item 4 and AGAINST Items 5, 6, and 7.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Mary Sue Coleman	☐	☐	☐	02 - James G. Cullen	☐	☐	☐	03 - Ian E. L. Davis	☐	☐	☐

	04 - Michael M. E. Johns	☐	☐	☐	05 - Susan L. Lindquist	☐	☐	☐	06 - Anne M. Mulcahy	☐	☐	☐

	07 - Leo F. Mullin	☐	☐	☐	08 - William D. Perez	☐	☐	☐	09 - Charles Prince	☐	☐	☐

	10 - David Satcher	☐	☐	☐	11 - William C. Weldon	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain		1 Yr	2 Yrs	3 Yrs	Abstain
2. Ratification of appointment of PricewaterhouseCoppers LLP as independent registered public accounting firm for 2011	☐	☐	☐	3. Advisory Vote on Named Executive Officer Compensation	☐	☐	☐	4. Advisory Vote on Frequency of Advisory Vote on Named Executive Officer Compensation	☐	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
5. Shareholder Proposal an Pharmaceutical Price Restraint	☐	☐	☐	6. Shareholder Proposal on Amendment to Company’s Equal Employment Opportunity Policy	☐	☐	☐

7. Shareholder Proposal on Adopting Non-Animal Methods for Training	☐	☐	☐
Non-Voting Items

	Yes		Yes
Request for Admission Ticket to Annual Meeting	☐	Request for Guest Ticket to Annual Meeting	☐
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A and B ON BOTH SIDES OF THIS CARD.

ELECTRONIC DELIVERY OF PROXY MATERIALS
Sign up to receive next year’s annual report and proxy materials via the Internet. Next year when the materials are available, we will send you an e-mail with instructions that will enable you to review these materials online.
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JOHNSON & JOHNSON EMPLOYEE SAVINGS PLANS
If you are an employee and hold stock in one of the Johnson & Johnson employee savings plans, this proxy card covers those shares held for you in your savings plan, as well as any other shares registered in your own name. By signing and returning this proxy card (or voting via the Internet or telephone), you will authorize the trustee of your savings plan to vote those shares held for you in your savings plan as you have directed.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+
Proxy — Johnson & Johnson

Notice of 2011 Annual Meeting of Shareholders
Hyatt Regency Hotel
Two Albany Street, New Brunswick, NJ
Proxy Solicited by Board of Directors for Annual Meeting — April 28, 2011, 10:00 a.m., Eastern Time
The signatory hereto hereby appoints D. J. Caruso and R. C. Deyo and each or either of them as proxies, with full power of substitution and revocation, to represent the signatory hereto and to vote all shares of Common Stock of Johnson & Johnson that the signatory hereto is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on April 28, 2011 at 10:00 a.m. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, and any adjournments or postponements thereof, upon the matters listed on the reverse side hereof and, in their discretion, upon such other matters as may properly come before the meeting. The proxies appointed hereby may act by a majority of said proxies present at the meeting (or if only one is present, by that one).
Shares represented by this Proxy will be voted as directed by the shareholder. If no such directions are indicated, the proxies have authority to vote FOR election of all Director nominees. FOR items 2 and 3, 1 YEAR on item 4 and AGAINST items 5, 6, and 7.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Change of Address — Please print new address below.	Comments — Please print your comments below.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A and B ON BOTH SIDES OF THIS CARD.	+